PROSPECTUS SUPPLEMENT NO. 4 (to Prospectus dated April 12, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-271149
Amprius Technologies, Inc.

This prospectus supplement is being filed to update and supplement the information contained in our prospectus dated April 12, 2023 (the “Prospectus”) with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 11, 2023. Accordingly, we have attached our Quarterly Report on Form 10-Q to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “AMPX” and “AMPX.W,” respectively. On May 11, 2023, the last reported sales prices for our common stock and public warrants on the NYSE were $8.75 and $0.52, respectively.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 6 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 11, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 10-Q
_______________________
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2023
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from          to
Commission file number 001-04321
_______________________
AMPRIUS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)
_______________________

Delaware	98-1591811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1180 Page Avenue, Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)
(800) 425-8803
Registrant's telephone number, including area code

(Former name, former address and former fiscal year, if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	AMPX	The New York Stock Exchange
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50	AMPX.W	The New York Stock Exchange
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).     Yes  ☒   No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒
As of May 4, 2023, the registrant had 84,971,565 shares of common stock, par value $0.0001, outstanding.

1

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this Quarterly Report on Form 10-Q of Amprius Technologies, Inc. (formerly known as Kensington Capital Acquisition Corp. IV, “Amprius,” the “Company,” “we,” “us,” or “our”) and in documents incorporated herein by reference may constitute “forward-looking statements” for purposes of the federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this Quarterly Report on Form 10-Q may include, for example, statements about:
•our financial and business performance, including financial and business metrics;
•changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
•our ability to develop a high-volume manufacturing line and otherwise scale in a cost-effective manner;
•our ability to add manufacturing capacity and the costs and timing to add such capacity;
•the expected addressable market for our products;
•developments relating to our competitors and industry;
•our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
•our future capital requirements and sources and uses of cash;
•our ability to obtain funding for our operations;
•our business, expansion plans and opportunities; and
•the outcome of any known and unknown litigation and regulatory proceedings.
These forward-looking statements are based on information available as of the date of this Quarterly Report on Form 10-Q, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•our ability to execute our business model, including scaling production and increasing the addressable market for our products and services;
•our ability to raise capital;
•the outcome of any legal proceedings that may be instituted against us;
•the ability to maintain the listing of our securities on the New York Stock Exchange;
•the possibility that we may be adversely affected by other economic, business or competitive factors, including supply chain interruptions, and may not be able to manage other risks and uncertainties;
•changes in applicable laws or regulations;
•the effect of the COVID-19 pandemic and/or the military conflict between Russia and Ukraine, or other macroeconomic factors, on our business;
•the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and
•other risks and uncertainties described in this Quarterly Report on Form 10-Q, including risk factors discussed in Part II, Item 1A under the Heading, "Risk Factors".

Part I - Financial Information
Item 1. Financial Statements
AMPRIUS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(In thousands, except share and par value data)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$64,187	$69,696
Accounts receivable	555	686
Inventories	845	500
Deferred costs	2,475	1,897
Prepaid expenses and other current assets	1,841	2,394
Total current assets	69,903	75,173
Non-current assets:
Property, plant and equipment, net	4,948	4,236
Operating lease right-of-use assets, net	7,894	2,751
Deferred costs	519	367
Other assets	684	644
Total assets	$83,948	$83,171
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,023	$1,028
Accrued and other current liabilities	3,665	2,708
Deferred revenue	3,135	2,660
Operating lease liabilities	1,061	521
Total current liabilities	8,884	6,917
Non-current liabilities:
Deferred revenue	902	720
Operating lease liabilities	7,127	2,501
Total liabilities	16,913	10,138
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock; $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding.	—	—
Common stock; $0.0001 par value; 950,000,000 shares authorized; 84,971,465 and 84,610,114 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	8	8
Additional paid-in capital	169,016	165,912
Accumulated deficit	(101,989)	(92,887)
Total stockholders’ equity	67,035	73,033
Total liabilities and stockholders’ equity	$83,948	$83,171

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMPRIUS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
(In thousands, except share and per share data)	2023	2022
Revenue	$679	$2,110
Cost of revenue	4,104	3,149
Gross loss	(3,425)	(1,039)
Operating expenses:
Research and development	800	369
Selling, general and administrative	5,526	1,502
Total operating expenses	6,326	1,871
Loss from operations	(9,751)	(2,910)
Other income, net	649	32
Net loss	$(9,102)	$(2,878)
Weighted-average common shares outstanding:
Basic and diluted	84,645,097	65,774,528
Net loss per share of common stock:
Basic and diluted	$(0.11)	$(0.04)

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMPRIUS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)

	Three months ended March 31, 2023
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
(In thousands, except share data)	Shares	Amount
Balance as of December 31, 2022	84,610,114	$8	$165,912	$(92,887)	$73,033
Issuance of common stock in connection with a stock purchase agreement, net of issuance cost	331,351	—	2,376	—	2,376
Exercise of stock options	30,000	—	2	—	2
Stock-based compensation	—	—	723	—	723
Contribution from Amprius Holdings related to stock-based compensation	—	—	3	—	3
Net loss	—	—	—	(9,102)	(9,102)
Balance as of March 31, 2023	84,971,465	$8	$169,016	$(101,989)	$67,035

	Three months ended March 31, 2022
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
(In thousands, except share data)	Shares	Amount
Balance as of December 31, 2021	45,176,145	$1	$89,258	$(75,401)	$13,858
Retroactive conversion of common stock due to Business Combination	20,595,856	6	(6)	—	—
Balance as of December 31, 2021, as adjusted	65,772,001	7	89,252	(75,401)	13,858
Cumulative effect adjustment from the adoption of ASC 842	—	—	—	(154)	(154)
Exercise of stock options	4,549	—	8	—	8
Capital contributions from Amprius Holdings	—	—	247	—	247
Stock-based compensation	—	—	350	—	350
Contribution from Amprius Holdings related to stock-based compensation	—	—	106	—	106
Net loss	—	—	—	(2,878)	(2,878)
Balance as of March 31, 2022	65,776,550	$7	$89,963	$(78,433)	$11,537

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMPRIUS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
(In thousands)	2023	2022
Cash flows from operating activities:
Net loss	$(9,102)	$(2,878)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	726	456
Depreciation and amortization	416	358
Amortization of deferred costs	134	1,252
Non-cash operating lease expense	202	140
Changes in operating assets and liabilities:
Accounts receivable	131	(209)
Inventories	(345)	161
Deferred costs	(864)	(595)
Prepaid expenses and other current assets	553	41
Accounts payable	59	(51)
Accrued and other current liabilities	1,120	(332)
Deferred revenue	657	(1,300)
Operating lease liabilities	(179)	(86)
Net cash used in operating activities	(6,492)	(3,043)
Cash flows from investing activities:
Purchase of property, plant and equipment	(1,140)	(34)
Net cash used in investing activities	(1,140)	(34)
Cash flows from financing activities:
Issuance of common stock in connection with a stock purchase agreement	2,389	—
Payment of financing costs in connection with a stock purchase agreement	(268)	—
Proceeds from exercise of stock options	2	8
Capital contributions from Amprius Holdings	—	247
Payment of transaction and issuance costs in connection with Business Combination and PIPE investment	—	(51)
Net cash provided by financing activities	2,123	204
Net decrease in cash, cash equivalents and restricted cash	(5,509)	(2,873)
Cash, cash equivalents and restricted cash, beginning of period	69,752	11,489
Cash, cash equivalents and restricted cash, end of period	$64,243	$8,616
Reconciliation of cash, cash equivalents and restricted cash shown on the condensed consolidated balance sheets:
Cash and cash equivalents	$64,187	$8,616
Restricted cash included in other assets	56	—
Total cash, cash equivalents and restricted cash	$64,243	$8,616

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMPRIUS TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1. Nature of Operations and Organization
Nature of Operations
Amprius Technologies, Inc. (hereafter referred to as the “Company,” “we,” “us,” or “our”) has developed, and since 2018, been in commercial production of lithium-ion batteries for mobility applications leveraging a disruptive silicon anode. Our silicon anode technology is intended to enable batteries with higher energy density, higher power density and fast charging capabilities over a wide range of operating temperatures. Our headquarters is located in Fremont, California.
Business Combination
During fiscal year 2022, on September 14, 2022 (the “Closing Date”), we completed a business combination pursuant to the Business Combination Agreement, dated May 11, 2022 (the “Business Combination Agreement”), by and among the Company, Amprius Technologies Operating, Inc. (formerly known as Amprius Technologies, Inc. or "Legacy Amprius"), Kensington Capital Acquisition Corp. IV, and Kensington Capital Merger Sub Corp. (“Merger Sub”). Pursuant to the terms of the Business Combination Agreement, Kensington Capital Acquisition Corp. IV changed its jurisdiction of incorporation by domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which it changed its name to “Amprius Technologies, Inc.,” and a business combination between Kensington Capital Acquisition Corp. IV and Legacy Amprius was effected through the merger of Merger Sub with and into Legacy Amprius, with Legacy Amprius surviving as a wholly owned subsidiary of the Company (together with the Domestication and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).
Unless the context otherwise provides, the “Company” refers (i) prior to the Closing Date, to Legacy Amprius and (ii) on and after the Closing Date, to Amprius Technologies, Inc. and its subsidiaries, including Legacy Amprius. Prior to the Business Combination, Kensington Capital Acquisition Corp. IV is referred to herein as “Kensington.”
The Business Combination was treated as a reverse recapitalization. Legacy Amprius was determined as the accounting acquirer and Kensington as the accounting acquiree for financial reporting purposes.
Liquidity and Capital Resources
Since our inception, we have incurred recurring losses and negative cash flows from operations. During the three months ended March 31, 2023, our net loss was $9.1 million and at March 31, 2023, our accumulated deficit was $102.0 million. We expect to incur additional losses in the future as we scale our business and increase our operating expenditures, such as increasing our research and development spend and headcount. Additionally, we expect to increase our capital expenditures as we plan to build a GWh-scale manufacturing facility in the future. We may need to raise funds in order to meet our future operating and capital expenditure requirements. We may be unable to raise additional funds or enter into such other agreements when needed on favorable terms or at all. If sufficient funding is not raised, we may need to reduce our spending activities, which may negatively affect our ability to achieve our operating goals. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional dilution.
We had cash and cash equivalents of $64.2 million as of March 31, 2023. We believe that our cash and cash equivalents will be sufficient to fund our operating and capital expenditure requirements over twelve months from the date these financial statements are issued.
On September 27, 2022, we entered into a Common Stock Purchase Agreement (“Purchase Agreement”) with B. Riley Principal Capital II, LLC (“BRPC II”), pursuant to which BRPC II committed to purchase up to $200.0 million of our common stock until January 1, 2025, subject to certain contractual terms (the “Committed Equity Financing”). As of March 31, 2023, $197.6 million remained available under the Committed Equity Financing. There can be no assurance that we will be able to raise such amount over the remaining period as the Committed Equity Financing contains certain limitations and conditions.
On October 19, 2022, the U.S. Department of Energy (“DOE”) under the Bipartisan Infrastructure Law awarded us a cost-sharing grant of $50.0 million. The grant is dependent upon the successful negotiation of a final contract. There can be no assurance that such negotiation will be successful.

Other Risk and Uncertainties
We face risks related to the COVID-19 pandemic, which has created significant volatility in the global economy, led to business disruptions, reduced economic activities, and imposition of travel restrictions. Although the COVID-19 pandemic did not have an adverse impact to us to-date, its future development is highly uncertain and cannot be predicted. Even after the COVID-19 pandemic has subsided, our company and our customers may continue to experience its negative effect, which may adversely affect our future financial condition, results of operations and cash flows.
We also face risks related to the war between Russia and Ukraine, which has also led to significant volatility in the global economy resulting in higher inflation, volatility in the credit and capital markets, and interruption in the supply chain. Although this war did not have an adverse impact to us to-date, its future outcome is highly unpredictable and uncertain, which may also adversely affect our future financial condition, results of operations and cash flows.
Note 2.    Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany accounts and transactions have been eliminated.
The significant accounting policies described below, together with other notes that follow, are an integral part of the condensed consolidated financial statements.
In connection with the closing of the Business Combination, whereby Legacy Amprius was determined as the accounting acquirer for accounting and reporting purposes, the historical financial statements of Legacy Amprius became the historical financial statements of the combined company and no goodwill or other intangible assets were recorded. As a result, the accompanying condensed consolidated financial statements reflect (i) the assets and liabilities of Legacy Amprius at their historical cost; (ii) the historical operating results of Legacy Amprius prior to the Business Combination; and (iii) Legacy Amprius’ equity structure, which has been retroactively restated in the comparative period to reflect the number of shares of the Company’s common stock issued to Legacy Amprius stockholders. As such, the shares, corresponding capital amounts, and net loss per share related to Legacy Amprius common stock have been retroactively restated to reflect the effect of the exchange ratio of 1.45590 (the “Exchange Ratio”) established in the Business Combination.
Prior to the Business Combination, our financial statements were presented on a carve-out basis using our historical results of operations and historical basis of assets and liabilities derived from the accounting records of our majority stockholder, Amprius, Inc. (“Amprius Holdings”), adjusted as necessary to conform with U.S. GAAP. The underlying assumptions in our presentation of our financial statements prior to the Business Combination include:
•Balance sheet includes all of our owned assets, assets assigned or contributed by Amprius Holdings, and liabilities incurred by Amprius Holdings on our behalf.
•Statement of operations reflects all activities directly attributable to us, which include an allocation of certain general and administrative expenses of Amprius Holdings.
•Certain general and administrative expenses of Amprius Holdings, such as the payroll-related expenses for two executive employees, legal, tax, insurance and accounting fees, were shared between us, Amprius Holdings and its other subsidiaries. Since those two executive employees provided us and Amprius Holdings' other subsidiaries with governance and management oversight, those shared expenses were allocated between us and Amprius Holdings' other subsidiaries. The level of effort spent by Amprius Holdings' executives was not correlated with the level of our business activity, revenue or other financial operating metrics and of Amprius Holdings' other subsidiaries. As a result, those shared expenses were allocated equally between us and Amprius Holdings' other subsidiaries.
•Prior to the distribution of Amprius Holdings' other subsidiaries in January 2022 and February 2022, the shared expenses of Amprius Holdings were allocated equally between us and Amprius Holdings' other subsidiaries. After February 2022, those expenses were fully allocated to us.
Management believes that the assumptions described above, including the allocation of certain shared expenses, are reasonable and consistently applied for all periods presented prior to the Business Combination. However, the financial statements of that were presented prior to the Business Combination may not be indicative of our future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had we operated as a separate and standalone entity.
Unaudited Interim Condensed Consolidated Financial Statements
The condensed consolidated balance sheet as of December 31, 2022, which has been derived from our audited financial statements as filed in our Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”) on March 30, 2023, and the unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and applicable rules and regulations of the SEC regarding interim financial reporting. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP included in the Accounting Standards Codification (“ASC”), and Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”). The condensed consolidated financial statements have been prepared on a basis consistent with the audited financial statements. In management’s opinion, all adjustments made were normal or recurring in nature and necessary for the fair statement of our financial position as of March 31, 2023 and our results of operations and cash flows during the three months ended March 31, 2023 and 2022. The financial data and other financial information disclosed in the notes to these condensed consolidated financial statements are also unaudited. The results of operations during the three months ended March 31, 2023 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.
Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to those rules and regulations, although we believe that the disclosures made are adequate to make the information not misleading.
Emerging Growth Company
We are an emerging growth company as defined in Section 2(a) of the Securities Act of 1933 (as amended) (“Securities Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised accounting standards until private companies are required to comply with such standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected to not opt out of such extended transition period. This means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt such new or revised standard unless we are no longer deemed an emerging growth company. As a result, the accompanying condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances; the results of which form the basis for making judgements that are not readily apparent from other sources. Actual results could materially differ from management estimates using different assumptions or under different conditions.
Our significant accounting estimates include useful lives of property, plant and equipment; valuation of deferred taxes; lower of cost or net realizable adjustment of inventory; carve-out of financial statements including the allocation of assets, liabilities and expenses prior to the Business Combination; incremental borrowing rate used in calculating lease obligations and right-of-use assets; and fair value of common stock prior to the Business Combination and other inputs used to value stock-based compensation awards.
Fair Value Measurements
We had a money market fund amounting to $41.1 million and $69.4 million as of March 31, 2023 and December 31, 2022, respectively, which was measured at Level 1 fair value based on the active market price of such instrument.

We did not have assets or liabilities measured at fair value on a recurring basis using Level 2 or Level 3 inputs as of March 31, 2023 and December 31, 2022.
There were no transfers of financial instruments between Level 1, Level 2 and Level 3 during the three months ended March 31, 2023 and 2022.
Restricted Cash
Restricted cash pertains to cash collateral required by our lessor to satisfy a letter of credit requirement under our lease agreement. Restricted cash, which is included in other assets in the accompanying condensed consolidated balance sheets, was $56 thousand as of March 31, 2023 and December 31, 2022.
Concentration of Credit Risk
Accounts receivable mainly consist of amounts due from U.S. government agencies or sponsored entities and large public entities which limits our credit risk. Through March 31, 2023, we have not experienced any credit losses.
During the three months ended March 31, 2023, three customers represented 34%, 23% and 19% of our revenue. During the three months ended March 31, 2022, three customers represented 40%, 31% and 19% of our revenue.
As of March 31, 2023 and December 31, 2022, two and three customers represented 65% and 88%, respectively, of our total accounts receivable.
Segment Reporting
We have determined that the Chief Executive Officer is our Chief Operating Decision Maker (“CODM”). The CODM reviews financial information presented on an aggregate basis for the purposes of assessing our performance and making decisions on how to allocate resources. Accordingly, we have determined that we operate in a single operating and reportable segment. All of our revenues are geographically earned in the United States and our property, plant and equipment are located in the United States.

Significant Accounting Policies

There have been no changes to our significant accounting policies described in the Annual Report on Form 10-K for the year ended December 31, 2022, other than the new accounting policy that was implemented as a result of the adoption of a new accounting standard as described below.
Recently Adopted Accounting Standard
On January 1, 2023, we adopted FASB ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and related amendment under ASU 2019-10, which requires that credit losses on financial assets, such as trade and other receivables, be recognized as allowance for losses. Credit losses on trade and other receivables will reflect the current estimate of the expected credit losses that generally will result in the earlier recognition of allowances for losses. The adoption of this ASU did not have a material impact on our condensed consolidated financial statements.
Note 3. Revenue
Disaggregation of Revenue
Revenue from customers consists mainly of customized design services arrangements and sale of battery products. Revenue from customized design services arrangements, which may include a requirement to achieve certain agreed upon milestones, is recognized when the battery design is completed and the final prototype batteries are delivered. Revenue from sale of battery products is recognized upon shipment. We disaggregate our revenue from customers by the type of arrangement, either as customization design services or as sale of battery products, as this depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors. The table below shows the composition of revenue from customers, as disaggregated by type of arrangement in accordance with Topic 606, and other revenue from a government grant accounted for using the analogy from IAS 20 (in thousands).

	Three months ended March 31,
	2023	2022
Revenue from customers:
Sale of battery products	$470	$605
Customized design services	—	1,505
Total revenue from customers	470	2,110
Other revenue – government grant	209	—
Total revenue	$679	$2,110
Revenue from sale of batteries includes bill-and-hold arrangements, of which there was none during the three months ended March 31, 2023 and $67 thousand during the three months ended March 31, 2022.
Contract Balances
The timing of revenue recognition, billings and cash collections can result in accounts receivable, contract assets recorded as unbilled receivables, and contract liabilities recorded as deferred revenue.
Accounts receivable represents our right to consideration that is unconditional. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due. Accounts receivable was $0.6 million, $0.7 million and $0.3 million as of March 31, 2023, December 31, 2022 and January 1, 2022, respectively.
Contract assets primarily relate to the rights to consideration for progress on contractual requirements performed but not billed at the reporting date. The contract assets are transferred to accounts receivable when the rights become unconditional. As of March 31, 2023 and December 31, 2022, we had no contract assets.
Contract liabilities consist primarily of deferred revenue, which is the amount of progress payments received or billed in advance of revenue recognition. Deferred revenue is subsequently recognized as revenue when the performance obligation is satisfied. Deferred revenue was $4.0 million, $3.4 million and $2.9 million as of March 31, 2023, December 31, 2022 and January 1, 2022, respectively. Deferred revenue as of March 31, 2023 and December 31, 2022 increased compared to the deferred revenue as of December 31, 2022 and January 1, 2022, respectively, primarily due to progress payments for certain customer contracts that have not been recognized as revenue as of the end of those periods. During the three months ended March 31, 2023 and 2022, revenue recognized from the prior year deferred revenue balance was $120 thousand and $1.4 million, respectively.
Remaining Performance Obligations
We have performance obligations associated with commitments in customer contracts for future services that have not yet been recognized as revenue. As of March 31, 2023, the aggregate amount of the transaction price allocated to the remaining performance obligations related to customer contracts that were unsatisfied or partially unsatisfied, including deferred revenue, was approximately $11.0 million. Given the applicable contract terms, approximately $7.1 million is expected to be recognized as revenue within one year and approximately $3.9 million is expected to be recognized between two to five years. This amount does not include contracts to which the customer is not committed. The estimated timing of the recognition of remaining unsatisfied performance obligations is subject to change and is affected by changes to scope, changes in timing of delivery of products and services, or contract modifications.
Note 4. Inventory
Inventory consisted of the following (in thousands):

	March 31,	December 31,
	2023	2022
Raw materials	$164	$180
Work in process	395	218
Finished goods	286	102
Inventories, net	$845	$500

Note 5. Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following (in thousands):

	March 31,	December 31,
	2023	2022
Production equipment	$5,114	$4,488
Lab equipment	2,452	2,304
Leasehold improvements	4,080	3,525
Furniture, fixtures and other equipment	360	206
Construction in progress	602	957
Property, plant and equipment, at cost	12,608	11,480
Less: accumulated depreciation and amortization	(7,660)	(7,244)
Property, plant and equipment, net	$4,948	$4,236
Depreciation and amortization expense was $0.4 million during each of the three months ended March 31, 2023 and 2022.
Note 6. Accrued and Other Current Liabilities
Accrued and other current liabilities consisted of the following (in thousands):

	March 31,	December 31,
	2023	2022
Accrued professional fees	$2,406	$481
Accrued compensation and benefits	1,105	1,840
Accrued financing costs	31	194
Other	123	193
Accrued and other current liabilities	$3,665	$2,708
Note 7. Stockholders’ Equity
Common and Preferred Stock
As of March 31, 2023, we had a total of 1,000,000,000 shares of stock authorized to be issued, of which 950,000,000 shares are designated as common stock, $0.0001 par value per share, and 50,000,000 shares are designated as preferred stock, $0.0001 par value per share. Holders of common stock are entitled to one vote for each share held and entitled to receive dividends when and if declared by the board of directors. Through and as of March 31, 2023, we have not declared any dividends.
Equity Incentive Plans
We adopted the 2022 Equity Incentive Plan (“2022 Plan”) effective September 14, 2022. The 2022 Plan authorizes awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, or performance awards and may be granted to directors, employees or consultants.
As of March 31, 2023, the total number of shares reserved for issuance under the 2022 Plan was 13,915,807, which includes the increase in shares reserved pursuant to the evergreen provisions contained in the 2022 Plan and the assumed awards that were cancelled, expired or otherwise terminated without having been exercised in full, were tendered to or withheld for payment of an exercise price or for tax withholding obligations, or were forfeited to or repurchased due to failure to vest. The number of shares available for issuance under the 2022 Plan may be increased annually at the beginning of the fiscal year, subject to certain limitations.
The Amprius Technologies, Inc. 2016 Equity Incentive Plan (“2016 Plan”), which we maintained prior to the Business Combination, was terminated concurrently with the adoption of the 2022 Plan. However, the 2016 Plan continues to govern the terms and conditions of the outstanding awards previously granted under the 2016 Plan.
The 2022 Plan and 2016 Plan are collectively referred to as the “Equity Incentive Plans.”

Stock Options
Stock options granted under the Equity Incentive Plans provided an exercise price not less than 100% of the fair value at the grant date, unless the optionee is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value. Options granted generally have a maximum term of 10 years from grant date or 90 days from the termination of the optionee, are exercisable upon vesting unless otherwise designated for early exercise by the Board of Directors at the time of grant, and generally vest over a period of four years.

As of March 31, 2023, the total unrecognized stock-based compensation expense related to the unvested stock options was approximately $7.7 million, which we expect to recognize over a weighted-average period of 2.9 years.
Restricted Stock Units (“RSU”)
The fair value of RSUs is determined based upon the market closing price of our common stock on the date of grant. RSUs generally vest over a period of approximately four years from the date of grant, subject to the continued employment or services of the grantee.
As of March 31, 2023, the total unrecognized stock-based compensation expense related to the unvested RSUs was approximately $2.4 million, which we expect to recognize over a weighted-average period of 3.8 years.
Amprius Holdings 2008 Stock Plan
The stock-based compensation costs associated with grants to certain individuals who provided services to our company under the Amprius Holdings 2008 Stock Plan were included in the accompanying condensed consolidated statements of operations, with a corresponding increase in additional paid-in capital. The remaining unrecognized compensation cost as of March 31, 2023 was not material.

Employee Stock Purchase Plan (“ESPP”)

We adopted the 2022 Employee Stock Purchase Plan (“ESPP”) effective September 14, 2022. As of March 31, 2023, the total number of shares reserved for issuance was 1,836,101, which may be increased annually at the beginning of the fiscal year subject to certain limitations. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986 (as amended) and will provide eligible employees an opportunity to purchase our common stock at a discount through payroll deductions. We have not established an offering under the ESPP as of March 31, 2023.

Executive Incentive Compensation Plan

On September 14, 2022, our board of directors approved our Executive Incentive Compensation Plan, which will allow us to grant incentive awards to certain executive employees, generally payable in cash, based upon achieving specified goals. We have the right to settle the award by granting an equity award, which may be subject to vesting conditions. All awards under the Executive Incentive Compensation Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any clawback policy that we are required to adopt pursuant to applicable laws. As of March 31, 2023, there were no awards granted under the Executive Incentive Compensation Plan.

Common Stock Warrants
Outstanding stock warrants consisted of the following as of March 31, 2023:

	Number of Warrants	Exercise Price Per Share	Expiration Date
Public warrants	29,268,336	$11.50	September 14, 2027
Private warrants	16,400,000	$11.50	September 14, 2027
PIPE warrants	2,052,500	$12.50	September 14, 2027
Total warrants	47,720,836
Holders of the public warrants and private warrants are entitled to purchase one share our common stock at a price of $11.50 per share subject to adjustment pursuant to the Warrant Agreement, dated as of March 1, 2022. The public warrants are listed on the NYSE and are redeemable by us when the price per share of our common stock equals or exceeds $18.00 per share for at least 20 trading days during a period of 30 consecutive trading days prior to the redemption date. The private warrants are not listed on any securities exchange and not redeemable.
The warrants issued as part of units in a private placement in connection with the Business Combination (the “PIPE warrants”) are substantially identical to the public warrants, except that the exercise price of each PIPE warrant is $12.50 per share. In addition, we may only be able to redeem the PIPE warrants if the price per share of our common stock equals or exceeds $20.00 per share for at least 20 trading days during a period of 30 consecutive trading days prior to the redemption date. The PIPE warrants are also not listed on any securities exchange.
The warrants described above are classified as equity in accordance with the guidance under ASC 815-40, Derivatives and Hedging–Contracts in Entity’s Own Equity. Equity-classified contracts, such as stock warrants, are initially measured at fair value or allocated value. Any subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.
Stock Purchase Agreement
On September 27, 2022, we entered into the Purchase Agreement with BRPC II, pursuant to which we, at our option, have the right to sell to BRPC II up to $200.0 million of our common stock until January 1, 2025, subject to certain contractual terms. The purchase price will be determined by reference to the volume weighted average price of our common stock (as defined in the Purchase Agreement), less a discount of 3%. We cannot issue to BRPC II more than 19.99% of the aggregate number of shares of the common stock issued and outstanding immediately prior to the execution of the Purchase Agreement, except in limited circumstances. Proceeds from the sale of our common stock to BRPC II will depend upon the frequency and the market price of our common stock on the date of sale.
During the three months ended March 31, 2023, we issued a total of 331,351 shares of common stock to BRPC II with proceeds totaling $2.4 million. The deferred stock issuance cost, which is included in other assets in the accompanying condensed consolidated balance sheets and will be charged proportionally against the proceeds from future issuance of shares to BRPC II under the Purchase Agreement, was $0.6 million as of March 31, 2023.
Stock-Based Compensation
Stock-based compensation from stock options and RSUs under the Equity Incentive Plans and from stock options under the Amprius Holdings 2008 Stock Plan that we recorded were included in the following lines in the accompanying condensed consolidated statements of operations during the periods presented (in thousands):

	Three months ended March 31, 2023
	2023	2022
Cost of revenue	$169	$113
Research and development	20	6
Selling, general and administrative	537	337
Total stock-based compensation expense	$726	$456
Note 8. Income Taxes
We have no income tax expense as a result of the continued generation of net operating losses (“NOLs”) offset by a full valuation allowance recorded on such NOLs, as we determined it is not more-likely-than-not that our NOLs will be utilized.
Note 9. Leases
We have a non-cancelable operating lease for our corporate headquarters and facilities in Fremont, California. On January 4, 2023, we entered into an amendment of such lease, which includes the lease of additional space in the same building and extending the lease term to end on June 30, 2027, with an option to extend for an additional five-year term. Our operating lease does not contain any material residual value guarantees. We had no leases that were classified as a financing lease as of March 31, 2023.

As of March 31, 2023, the weighted-average remaining term of the operating lease was 9.3 years and the weighted-average discount rate used to estimate the net present value of the operating lease liabilities was 7.9%.
During the three months ended March 31, 2023, the total amount of right-of-use assets obtained in exchange for new operating lease liabilities was $5.2 million. The total amount paid for amounts included in the measurement of operating lease liabilities was $179 thousand and $86 thousand during the three months ended March 31, 2023 and 2022, respectively.
Operating lease expense was $202 thousand and $140 thousand during the three months ended March 31, 2023 and 2022, respectively. Variable lease expense was not material.
Future operating lease payments as of March 31, 2023 were as follows (in thousands):

Year ending December 31:	Amount
Remainder of 2023	$822
2024	1,126
2025	1,158
2026	1,193
2027	1,241
2028	1,278
Thereafter	4,729
Gross lease payments	11,547
Less - present value adjustments	(3,359)
Total operating lease liabilities	$8,188
Note 10. Commitments and Contingencies
From time to time, we may be involved in lawsuits, claims or legal proceedings that arise in the ordinary course of business. We accrue a contingent liability when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Management believes that there are no claims against us for which the outcome is expected to have a material effect on our financial position, results of operations or cash flows .
Note 11. Net Loss Per Share
The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Three months ended March 31,
	2023	2022
Numerator:
Net loss	$(9,102)	$(2,878)
Denominator:
Weighted-average number of common shares outstanding	84,645,097	65,774,528
Basic and diluted net loss per common share	$(0.11)	$(0.04)
The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive:

	Three months ended March 31,
	2023	2022
Stock warrants	47,720,836	—
Stock options	13,971,079	10,351,020
RSUs	295,000	—
Total	61,986,915	10,351,020

Note 12. Subsequent Events
Brighton, Colorado Lease
On April 15, 2023, we entered into a lease agreement to lease a space for our GWh-scale manufacturing facility in Brighton, Colorado. The lease expires in May 2039, with an option to extend for two additional five-year terms. Future lease payments, which commence in December 2024 after the rent abatement period, total approximately $62.9 million. The current zoning for this site does not allow for manufacturing our batteries. As such, the property owner is in the process of applying to re-zone the site for our planned development and use. Until the re-zoning is complete, we will not be able to apply for permits required to repurpose the facility for manufacturing. If the re-zoning application is not approved, the lease agreement will automatically terminate.
Merger with Amprius Holdings
On May 9, 2023, we entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with, among others, Amprius Holdings. Under the Merger Agreement, through a series of transactions that are intended to qualify as a tax-free reorganization for U.S. income tax purposes, Amprius Holdings will become our wholly owned subsidiary and then be merged into another wholly owned subsidiary, with such other subsidiary surviving. Subject to the terms and conditions in the Merger Agreement, the shares of our common stock currently owned by Amprius Holdings will be cancelled, and we will issue to the stockholders of Amprius Holdings new shares of our common stock or shares of our non-voting common stock based on a negotiated and discounted exchange ratio. Furthermore, the options in Amprius Holdings, whether vested or unvested, to purchase Amprius Holdings stock shall be converted into options to purchase shares of our common stock and the warrants to purchase Amprius Holdings stock shall automatically be replaced with warrants representing the right to receive shares of our common stock on a net-exercise basis. The transactions contemplated by the Merger Agreement are conditioned on, among other items, the approval of a majority of shares held by our stockholders that are not affiliated with either Amprius Holdings or held by any of our directors or officers.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
You should read the following discussion and analysis of our financial condition and results of operations together with our unaudited condensed consolidated financial statements and the related notes included elsewhere in this Quarterly Report on Form 10-Q. Some of the information contained in this discussion and analysis or set forth elsewhere in this Form 10-Q, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this Form 10-Q, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “Amprius,” “we,” “us,” “our” and other similar terms refer (i) prior to the Closing Date (as defined below), to Amprius Technologies Operating, Inc. (formerly known as Amprius Technologies, Inc. or “Legacy Amprius”) and (ii) after the Closing Date, to Amprius Technologies, Inc.
Overview
Amprius Technologies, Inc. has developed and, since 2018, been in commercial production of ultra-high energy density lithium-ion batteries for mobility applications leveraging a disruptive silicon anode. Our silicon anode technology enables batteries with higher energy density, higher power density, and extreme fast charging capabilities over a wide range of operating temperatures, which results in our batteries providing superior performance compared to conventional graphite lithium-ion batteries. Our silicon anode is a direct drop-in replacement of the graphite anode in traditional lithium-ion batteries, and our manufacturing process leverages the manufacturing process for conventional lithium-ion batteries and the related supply chain.
Currently, our batteries are primarily used for existing and emerging aviation applications, including unmanned aerial systems, such as drones and high-altitude pseudo satellites. We believe our proprietary technology has the potential for broad application in electric transportation. Our batteries and their performance specifications have been tested and validated for application by over 40 customers, including Airbus, AeroVironment, BAE Systems, the U.S. Army and Teledyne FLIR, and from inception, we have shipped over 10,000 batteries as of March 31, 2023, which have enabled mission critical applications. Our proprietary silicon anode structures, battery designs and manufacturing processes are defended by our portfolio of patents, trade secrets and know-how developed over 10 years of research and development.
We currently manufacture batteries on a kWh-scale manufacturing line at our headquarters in Fremont, California, where we believe demand for our batteries exceeds our manufacturing capacity. We are working to meet the expected demand in several rapidly growing addressable markets, including by expanding our production capacity in Fremont and by designing and building a large-scale manufacturing facility, at our newly leased facility in Brighton, Colorado to manufacture at a GWh+ scale through an automated, high-volume manufacturing line for our silicon anode. As discussed below, the current zoning for the newly leased facility in Brighton, Colorado does not allow for manufacturing our batteries.
Business Combination
On September 14, 2022 (the Closing Date”), we completed a business combination (the “Business Combination”) pursuant to the Business Combination Agreement, dated May 11, 2022 (the “Business Combination Agreement”), by and among the Company, Legacy Amprius, Kensington Capital Acquisition Corp. IV (“Kensington”), and Kensington Capital Merger Sub Corp. (“Merger Sub”). We accounted for the Business Combination as a reverse recapitalization, with Legacy Amprius deemed to be the acquirer and Kensington deemed to be the acquiree for financial statement reporting purposes. As a result, the assets, liabilities and results of operations of Legacy Amprius became the historical financial statements after the Business Combination. Our assets and liabilities continued to be stated at historical cost and there were no goodwill or other intangible assets recorded.
Committed Equity Financing
As further described in Note 1 to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with B. Riley Principal Capital II, LLC (“BRPC II”) on September 27, 2022, whereby we have the right, but not the obligation, to sell to BRPC II up to $200.0 million of newly issued shares of common stock, subject to certain conditions and limitations, from time to time until January 1, 2025 (the “Committed Equity Financing”). Under the Purchase Agreement, we may direct BRPC II to purchase a specified maximum number of shares of common stock, not to exceed certain limitations.

As consideration for BRPC II’s commitment to purchase shares of common stock, we issued 84,793 shares of common stock to BRPC II upon execution of the Purchase Agreement and we will issue 84,793 additional shares of common stock to BRPC II upon receipt of total aggregate gross cash proceeds equal to $100.0 million. Any shares of common stock issued under the Committed Equity Financing to BRPC II other than the Commitment Shares will be purchased by BRPC II at current market prices less a 3.0% fixed discount.
Although the Purchase Agreement provides that we may sell up to an additional $197.6 million of our common stock to BRPC II, only 16,409,222 shares of our common stock were registered for resale under a registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”). If it becomes necessary for us to issue and sell more than 16,825,366 shares to BRPC II in order to receive aggregate gross proceeds equal to $200.0 million, we must first file with the SEC one or more additional registration statements to register the resale by BRPC II of any such additional shares of our common stock. As of March 31, 2023, we had sold an aggregate of 331,351 shares of our common stock for gross proceeds of $2.4 million under the Purchase Agreement, all of which were sold in the first quarter of 2023.
U.S. Department of Energy (“DOE”) Cost Sharing Grant
In October 2022, we were awarded a $50.0 million cost sharing grant from the U.S. DOE under the Bipartisan Infrastructure Law. This cost sharing grant is dependent on the successful negotiation of a final contract, and among the terms to be finalized are the portion of relevant costs that will be covered by the grant.
Merger with Amprius Holdings
We entered into the Merger Agreement on May 9, 2023 with our 77% stockholder, Amprius Holdings. Amprius Holdings is a holding company that is owned by our legacy stockholders. The proposed merger transaction, if approved, will eliminate our controlling stockholder and result in these legacy stockholders holding our shares directly. Currently, the shares of stock held by Amprius Holdings are subject to a lock-up that expires on the one year anniversary of the Closing Date (subject to certain exceptions as set forth in our Bylaws). The shares of the Company to be issued to the stockholders of Amprius Holdings in this proposed merger will be subject to the same lock-up restrictions set forth in our Bylaws, which will expire no later than September 14, 2023 and will be subject to the same exceptions.
The proposed merger was approved by our board of directors based on the recommendation of a special, independent board committee. Under the Merger Agreement, the stockholders of Amprius Holdings will receive new shares of our common stock based on a discounted exchange ratio relative to Amprius Holdings’ current holdings. We will also assume all options and warrants outstanding at Amprius Holdings. The merger is conditioned on, among other items, the approval of a majority of shares held by stockholders of the Company that are not affiliated with either Amprius Holdings or held by any of our directors or officers. We expect that the special meeting to approve the merger will occur in the third fiscal quarter of 2023.
Known Trends, Demands, Commitments, Events, or Uncertainties Impacting Our Business
We believe that our performance and future success depends on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors.”
Establishing Manufacturing Capacity
While we have manufactured on a kWh-scale capacity to date, we have started our phased build out of capacity with parallel paths. In January 2023, we entered into an amendment to the lease agreement of our Fremont facility, pursuant to which we leased approximately 25,000 square feet of additional space located in the same building as our current headquarters. We have received the first large-scale anode production machine from centrotherm at our facility in Fremont and have started using it for production purposes. We expect this machine to increase our capacity for silicon anode production to approximately 2 MWh by the end of 2023. This is expected to accelerate our development of technological processes for building batteries at a GWh-scale as we prepare, in parallel, for the design and build of our high volume manufacturing facility.
On April 15, 2023, we entered into a lease agreement for premises consisting of approximately 774,000 square feet of space located in Brighton, Colorado. In order to meet increased demand for our products, we plan to build and design our GWh-scale manufacturing facility on these premises. The current zoning for this site does not allow for manufacturing our batteries. As such, the property owner is in the process of applying to re-zone the site for our planned development and use. While we expect the re-zoning to be completed by September 2023, the re-zoning application may not be approved and we may not be able to obtain the necessary licenses or permits for the manufacturing facility, which will delay the expected timing for our GWh-scale manufacturing facility. Until the re-zoning is complete, we will not be able to apply for permits required to repurpose the facility for manufacturing. If the re-zoning application is not approved, the lease agreement will automatically terminate. We plan to procure manufacturing equipment that allows for anode and cathode fabrication, battery assembly, and battery testing. To achieve capacity at commercial scale, we need to establish supply relationships for necessary materials, components and equipment to mass produce our silicon technology for our prospective markets, which will allow us to develop an automated, high-volume manufacturing line to increase production volume. The capacity and timing of our future manufacturing requirements, and related capital expenditures, remain uncertain and will depend on a variety of factors, including: our ability to design and construct new manufacturing sites and develop an automated, high-volume manufacturing line for our silicon anode, to mitigate supply chain constraints and manage a new labor force, to utilize planned capacity in our existing facilities, to obtain the required regulatory and zoning permits and approvals, to realize the benefits of any government incentives, and to operate in new geographic areas apart from our current headquarters. Our potential suppliers and other equipment vendors may also encounter delays, including to our expected initial production capacity of 500 MWh, which is expected to be operational in 2025, along with additional costs, and other obstacles in building our manufacturing line, which are currently unknown. To the extent we are unable to develop an automated, high-volume manufacturing line for our silicon anode, our ability to grow will be adversely affected. Additionally, although we have tested and validated the performance of our products on one supplier’s platform, there is uncertainty as to whether our planned manufacturing line will be successful. We expect our operating requirements and capital expenditures to increase as we ramp up our manufacturing capacity and expand operations.
Achieving capacity at commercial scale of high energy density lithium-ion batteries will require us to make significant and increasing capital expenditures to scale our manufacturing capacity and improve our supply chain processes. Based on our current expectations, we estimate that our capital equipment expenditures will range between $120.0 million and $150.0 million to achieve 1.0 GWh per year of manufacturing capacity. Because our silicon anode process requires different equipment than traditional anode manufacturing, our capital equipment costs are likely to be higher than equipment used for production of graphite anodes. Our ability in the future to generate revenue sufficient to achieve profitability will depend largely on our ability to scale production to meet the expected market demand for our products. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical results of operations.
Reducing Costs of Manufacturing
We believe focusing on reducing the manufacturing costs of our batteries on a $/kWh basis is an important factor to accelerate the demand for our batteries and the expansion of our customer base. As a result, we will continue to work to develop further and validate our manufacturing processes to enable high volume manufacturing and reduce manufacturing costs. As the production of our silicon anode requires different equipment than traditional graphite anode manufacturing, our capital equipment costs are likely to be initially higher than equipment used for the production of graphite anodes. As we scale, we believe we will benefit from reduced per-unit fixed costs, such as overhead, labor and capital expenditures, tool utilization improvements and volume pricing for equipment and materials. We will also seek to reduce costs by optimizing material utilization, throughput and yield. This is complemented by our plans to continue to invest in research and development to improve both battery performance and manufacturing processes. However, until we are able to successfully design and implement an automated, high-volume manufacturing line for our silicon anode and manufacture our batteries at scale, we cannot accurately forecast our manufacturing costs, which may adversely affect our ability to achieve reduced costs in our manufacturing processes.
Highly Competitive Market
Our competition includes both established manufacturers and new entrants that are developing new battery technologies and chemistries to address the growing market for electrified transportation solutions. We believe the manufacturers of these batteries will continue to invest funds, time and effort to improve the capabilities of their batteries with the recent developments of silicon anode batteries as a potential alternative to conventional graphite batteries. Currently, we are the only known manufacturer using a 100% silicon anode that is free of any inactive additives. We believe we are the leading company in the market that has a high-performance battery that can meet the requirements of aviation applications. We are not currently producing batteries for electric vehicles (“EVs”). The EV battery industry has a limited number of commercially available batteries that meet the minimum performance specifications. This creates a fast-growing and highly competitive industry for many battery manufacturers to claim market share for commercially acceptable batteries. We believe that there is significant room for improvement in the EV industry in driving range and fast charging capabilities that our silicon technology may address. To compete in the EV industry, we expect that we will need to significantly reduce our manufacturing costs, improve cycle life, increase form factors and increase production quantity. One or more of our competitors and potential future entrants may be better capitalized to expand production capacities, have greater resources to commercialize and have greater access to customers in either or both the aviation and EV markets. As such, we may be at a competitive disadvantage and be unable to retain or grow our market share.
Product Development
We expect to continue investing in the development of battery technology with the goal of enabling commercial production after the completion of our new GWh-scale manufacturing facility. We continue to develop customized battery solutions and deliver standardized samples (i.e., prototypes) of batteries to industry leading manufacturers as well as the federal government. We plan to focus our research and development on the following key areas:
•Improving battery life: To continue to meet the specific needs of our customers and drive adoption of our batteries in new areas of electrified transportation, including the EV space. We are working with chemical compounds as potential additives to the silane gas we use to produce our silicon anodes, which have demonstrated the potential to improve cycle life without negatively impacting other performance characteristics such as energy density.
•Further improvements to energy density: We are engaged in ongoing development activities to explore different cathode materials, including a conversion cathode, to further improve the energy density of our batteries.
•Larger cell form factors: The batteries we have developed and are developing for our customers are typically approximately 2-15Ah for small-sized aircraft. As we expand our customer base, we expect to develop larger form factor batteries for broader electrified transportation applications.
As a result of these efforts, our goal is to fully realize the benefits of our silicon anode technology and develop the highest performing products in the market.
Regulatory Landscape
We operate in an industry that is subject to many established environmental regulations, which have generally become more stringent over time. As we process, store, dispose of, transport, and use large amounts of hazardous materials, we are subject to laws and regulations surrounding battery safety and transportation, as well as health and production safety laws and regulations governing hazardous materials. We expect that environmental regulations under the Biden administration could, if adopted, facilitate market demand and revenue growth, while other potential regulations, if adopted, could result in additional operating costs. If we fail to comply with existing and future laws and regulations, our business and results of operations could be adversely affected, such as the imposition of fines, litigation, criminal charges, sanctions by regulators, or other liabilities. As future regulatory changes are uncertain, we are unable to measure the impact of such changes on our business and our results of operations.
Global Risks
The COVID-19 pandemic has been unpredictable and unprecedented and may continue to result in significant national and global economic disruption, which may adversely affect our business. The extent to which the COVID-19 pandemic continues to impact our business, financial condition, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any economic recession that has occurred or may occur in the future.
Additionally, the military conflict between Russia and Ukraine, which began in February 2022, has had an adverse impact on the global economy and financial markets. Although our business has not been directly impacted by this ongoing military conflict, as we have no assets or operations, and we have not purchased materials from, Russia, Belarus or Ukraine, it is impossible to predict the extent to which our operations, or those of our customers, suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions and inflationary pressures, and the impact of such changes on our business and our results of operations are impossible to predict, but could be material.
Comparability of Financial Information
Our future results of operations and financial position may not be comparable to historical results as a result of the Business Combination. Since the Business Combination close, we have incurred, and expect to continue to incur, higher capital expenditures related to both the design and build out of our new GWh-scale manufacturing facility and the development of an automated, high-volume manufacturing line for our silicon anode, as well as higher costs for continued research and development efforts, compliance with regulatory matters and other general and administrative expenses, including those related to being a public company.
Basis of Presentation
Our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We carry on our business through one operating segment. Given that Amprius, Inc. (“Amprius Holdings”), which held approximately 99.6% of the Legacy Amprius common stock prior to the Business Combination, has not historically prepared financial statements for Legacy Amprius, the historical results for Legacy Amprius have been prepared from the financial records of Amprius Holdings on a carve-out basis derived from the accounting records of Amprius Holdings using the historical results of operations and the historical basis of assets and liabilities of our business, adjusted as necessary to conform to U.S. GAAP.
Components of Our Results of Operations
Revenue
We have historically generated revenue from providing both design services for the development of customized silicon-anode lithium-ion battery technology and selling our batteries to our customers. Our contracts typically contain a single performance obligation. Revenue is recognized at the point in time either when a final milestone is met, generally when a final working prototype is delivered that meets required specifications, or when the customer obtains control of the product, which is generally upon shipment. We also generate revenue from U.S. federal government expense reimbursement grants that is recognized in the period in which the qualifying costs have been incurred.
Cost of Revenue
Cost of revenue, which includes the cost of finished goods sold and the cost of customization development services, consist mainly of the costs of raw materials, labor costs, and the allocation of overhead costs incurred in producing batteries or performing the customization work. Labor costs consist of personnel-related expenses such as salaries, employee benefits and stock-based compensation expense. Overhead and other costs consist primarily of outside services, utilities, rent, depreciation expense and other facilities-related costs. Costs related to batteries and design services are recognized in the same period as the associated revenue. In addition, we expect that our cost of revenue will increase as we ramp up manufacturing in our existing facility and by building a GWh-scale manufacturing facility.
Research and Development (“R&D”) Expense
R&D expense consist mainly of personnel-related expenses such as salaries, employee benefits and stock-based compensation expense of our R&D personnel, outside contractors, materials, R&D equipment, and allocation of overhead costs, which include utilities, rent, depreciation expense and other facilities-related costs. R&D activities relate to the conceptual formulation and design of preproduction experimental prototypes and models, including the cost of equipment and material for which there is no alternative future use. R&D expenses are expensed as incurred. We expect that our R&D expenses will increase for the foreseeable future as we continue to invest in activities to develop and enhance product capabilities, as well as build and test battery prototypes to meet the expected market demand.
Selling, General and Administrative Expense
Selling, general and administrative expense consists mainly of personnel-related expenses such as salaries, employee benefits and stock-based compensation expense of our executive and administrative employees, as well as fees for professional and advisory services such as legal, accounting and audit. Selling, general and administrative expense also includes corporate insurance expense including directors and officers insurance costs, and allocation of overhead costs, which include utilities, rent, depreciation expense and other facilities-related costs. We expect that our selling, general and administrative expenses will increase due to the additional costs for compliance-related requirements resulting from being a public company and investment in additional general and administrative personnel to support the growth of our business.
Other Income, Net
Other income, net consists mainly of interest income.

Provision for Income Taxes
Our provision for income tax consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in tax law. We maintain a valuation allowance against the full value of our U.S. federal and state net deferred tax assets because it is not more likely that our deferred tax assets will be recoverable.
Results of Operations
Comparison of the Three Months Ended March 31, 2023 and 2022
The following table summarizes our results of operations during the three months ended March 31, 2023 and 2022 (in thousands, except percentage data):

	Three months ended March 31,		Change
	2023	2022	$	%
Revenue	$679	$2,110	$(1,431)	(68)%
Cost of revenue	4,104	3,149	955	30%
Gross loss	(3,425)	(1,039)	(2,386)	230%
Gross margin	(504)%	(49)%
Operating expenses:
Research and development	800	369	431	117%
Selling, general and administrative	5,526	1,502	4,024	268%
Total operating expenses	6,326	1,871	4,455	238%
Loss from operations	(9,751)	(2,910)	(6,841)	235%
Other income, net	649	32	617	1928%
Net Loss	$(9,102)	$(2,878)	$(6,224)	216%
Cost and operating expenses reported above include stock-based compensation as follows:

	Three months ended March 31,		Change
	2023	2022	$	%
Cost of revenue	$169	$113	$56	50%
Research and development expense	20	6	14	233%
Selling, general and administrative expense	537	337	200	59%
Total stock-based compensation	$726	$456	$270	59%
Revenue
Revenue decreased by $1.4 million, or 68%, to $0.7 million during the three months ended March 31, 2023 from $2.1 million during the same period last year. The decrease was primarily due to $1.5 million of non-recurring customized design service revenue that was recognized during the three months ended March 31, 2022 and a $0.1 million decrease in product revenue, partially offset by an increase of $0.2 million in government grant revenue. Revenue in the current period included $0.3 million of silicon anode batteries produced under a toll manufacturing partnership with Berzelius (Nanjing) Co. Ltd., (a formerly affiliated company) as part of an ongoing market exploration.
Cost of Revenue
Cost of revenue increased by $1.0 million, or 30%, to $4.1 million during the three months ended March 31, 2023 from $3.1 million during the same period last year. The increase was primarily due to a $1.8 million increase in outside services and consulting fees, which include a nonrecurring fee incurred in connection with our selection of a GWh manufacturing site in Brighton, Colorado, and a $0.2 million increase in overhead and other costs, partially offset by a $1.1 million decrease in costs related to non-recurring customized design services that were incurred during the three months ended March 31, 2022.

Research and Development Expense
Research and development expense increased by $0.4 million, or 117%, to $0.8 million during the three months ended March 31, 2023 from $0.4 million during the same period last year. The increase was primarily due to the increase in development costs, mainly personnel-related costs, associated with ongoing research projects.
Selling, General and Administrative Expense
Selling, general and administrative expense increased by $4.0 million, or 268%, to $5.5 million during the three months ended March 31, 2023 from $1.5 million during the same period last year, primarily due to our transition to operating as a public company. Drivers of this increase were a $2.0 million increase in professional and consulting fees as we obtained additional outside service assistance after we became a public company, a $0.9 million increase in personnel-related costs, including stock-based compensation expense, due to the hiring of additional administrative personnel, a $0.5 million increase in corporate insurance costs, including director and officer insurance costs, a $0.4 million increase in recruiting expense, and a $0.2 million increase in other general and administrative spend.
Other Income, Net
Other income, net increased by $0.6 million during the three months ended March 31, 2023 due primarily to a $0.6 million increase in interest income attributed to a higher amount of funds held during the three months ended March 31, 2023 compared to the same period last year.
Liquidity and Capital Resources
Sources and Uses of Liquidity
Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities. To meet our contractual obligations, we must continually have sufficient liquid assets.
Prior to the Business Combination, we financed our operations primarily through capital contributions from Amprius Holdings and revenue generated from operations. We expect to rely on our cash and cash equivalents, which was $64.2 million as of March 31, 2023, and cash flows from operations to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date our financial statements included in this Quarterly Report on Form 10-Q are issued. In addition, we may receive additional funds from the following sources: (i) all or a portion of the remaining $197.6 million balance of the Committed Equity Financing with BRPC II if we decide to issue shares of common stock to BRPC II under the Purchase Agreement, (ii) $50.0 million grant from the U.S. DOE if we successfully finalize a contract and perform under such contract, and (iii) exercise of outstanding stock warrants.
Actual sales, if any, of shares of common stock under the Committed Equity Financing will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our common stock and determinations by us as to appropriate sources of funding for our business and operations. We cannot guarantee the extent to which we may utilize the Committed Equity Financing.
The $50.0 million cost sharing grant from the U.S. DOE is dependent on the successful negotiation of a final contract, and among the terms to be finalized are the portion of relevant costs that will be covered by the grant. The contract is not yet finalized. There can be no assurance that such negotiation will be successful and, if successful, that we will be able to perform under such contract.
We may receive up to approximately $550.8 million from the exercise in full of all outstanding warrants. The exercise price of our public warrants and private warrants is $11.50 per share, and the exercise price of the warrants issued as part of units in a private placement connection with the Business Combination (the “PIPE warrants”) is $12.50 per share. As of March 31, 2023, we had an aggregate of 45,668,336 public warrants and private warrants and 2,052,500 PIPE warrants outstanding. The likelihood that warrant holders will exercise the warrants and any cash proceeds that we would receive is dependent upon the market price of our common stock. If the market price for our common stock is less than $11.50 per share, in the case of the public warrants or private warrants, or $12.50 per share, in the case of the PIPE warrants, we believe warrant holders will be unlikely to exercise their warrants.

Our ability to become profitable is dependent upon future events, including obtaining adequate financing to fund our business plan, completing the design and build out of our GWh-scale manufacturing facility, obtaining adequate supplier relationships, building our customer base, successfully executing our business and marketing strategy and hiring appropriate personnel.
We expect our capital expenditures and working capital requirements to increase materially in the near future. At our headquarters in Fremont, California, we currently operate a kWh-scale manufacturing line that we are expanding in order to achieve production on a MWh-scale. To meet the demand for our batteries, we are in the process of designing and then building a new GWh-scale manufacturing facility. Based on our current expectations, we estimate that our capital equipment expenditures will range between $120.0 million and $150.0 million to achieve 1.0 GWh per year of manufacturing capacity, with the build-out to be completed over phases. The initial phase of 500 MWh is expected to be operational in 2025.
We have incurred net losses to date. During the three months ended March 31, 2023, we incurred a net loss of $9.1 million. We expect to incur additional losses and increased expenses in future periods, including those associated with the design and build out of our GWh-scale manufacturing facility, continued research and development efforts and increased employee headcount.
As of March 31, 2023, our contractual obligations consisted primarily of our noncancellable operating lease agreement for our corporate headquarters and facilities in Fremont, California. The total future lease payments under this operating lease were approximately $11.5 million as of March 31, 2023, of which a total of $1.1 million is payable over the next twelve months. Subsequent to our first quarter, on April 15, 2023, we entered into a lease agreement to lease a space for our GWh-scale manufacturing facility in Brighton, Colorado. Future lease payments, which commence in December 2024 after the rent abatement period, total approximately $62.9 million. The current zoning for this site does not allow for manufacturing our batteries. As such, the property owner is in the process of applying to re-zone the site. Until the re-zoning is complete, we will not be able to apply for permits required to repurpose the facility for manufacturing. If the re-zoning application is not approved, the lease agreement will automatically terminate. For additional discussion about our leases, refer to Note 9 to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q.
To the extent that our resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by reducing or delaying our production facility expansion, which may adversely affect our business, operating results, financial condition and prospects. For example, because we expect to expand through a Copy Exact methodology, to the extent we have less cash than expected and additional financing is unavailable on acceptable terms, we expect that we would reduce the initial production capacity of our large-scale facility and thereafter add capacity as appropriate. Any such reduction or delay may have an adverse impact on our business plan and our results of operations.
Cash Flows
The following table summarizes our cash flows from operating, investing and financing activities for the periods presented (in thousands):

	Three months ended March 31,		Change
	2023	2022	$
Net cash used in operating activities	$(6,492)	$(3,043)	$(3,449)
Net cash used in investing activities	$(1,140)	$(34)	$(1,106)
Net cash provided by financing activities	$2,123	$204	$1,919
Net Cash Used in Operating Activities
Our primary source of cash provided by operations is revenue from customized design services and sale of batteries. Our uses of cash in our operating activities primarily include payments for personnel-related costs, procurement of materials used to produce batteries and to conduct research, professional fees and other general corporate expenses.
Net cash used in operating activities increased to $6.5 million during the three months ended March 31, 2023 from $3.0 million during the same period last year primarily due to an increase in personnel-related costs as we hired additional employees, an increase in professional and consulting fees as we utilized additional outside services after we became a public company, and an increase in corporate insurance costs, including directors' and officers' insurance costs.
Net Cash Used in Investing Activities
Our primary use of cash in investing activities is for purchases of property, plant and equipment.
Net cash used in investing activities increased to $1.1 million during the three months ended March 31, 2023 from $34 thousand during the same period last year primarily due to a purchase of production equipment and improvements made to our manufacturing facility as we continued to expand our business operations.
Net Cash Provided by Financing Activities
Our primary source of cash provided by financing activities consists primarily of proceeds from issuance of common stock in the current year period and capital contributions from Amprius Holdings in the prior year period. Our cash usage for financing activities consists primarily of payments related to the issuance of common stock.
Net cash provided by financing activities increased to $2.1 million during the three months ended March 31, 2023 from $0.2 million during the same period last year primarily due to the proceeds from the issuance of common stock in connection with the Purchase Agreement. Our cash provided by financing activities during the three months ended March 31, 2022 consisted primarily of capital contributions from Amprius Holdings.
Related Party Transactions
We had a service agreement with Amprius Holdings, which was terminated upon the closing of the Business Combination. Prior to its termination, the service agreement required Amprius Holdings to provide us certain services such as administration, management service, information technology and engineering services to support our operations. During the three months ended March 31, 2022, the administrative costs incurred by Amprius Holdings up to the termination of the service agreement were allocated to us and were treated as capital contributions.
Additionally, we purchased raw materials, development materials and finished batteries from two previous related parties that were owned and controlled by Amprius Holdings, including silicon anode batteries produced under a toll manufacturing partnership with Berzelius (Nanjing) Co. Ltd. as part of an ongoing market exploration. We do not have purchase commitments with these previous related parties.
Emerging Growth Company and Smaller Reporting Company Status
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. This means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, we have the option to adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and can do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. We have elected to use the extended transition period for complying with new or revised accounting standards unless we otherwise early adopt select standards.
We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250.0 million as of the prior June 30 or (ii) our annual revenue exceeds $100.0 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700.0 million as of the prior June 30.
Critical Accounting Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q, which have been prepared in accordance with U.S. GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported loss generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.
There have been no material changes to our critical accounting estimates as compared to the critical accounting estimates described in “Management's Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Annual Report on Form 10-K for the year ended December 31, 2022.
Recent Accounting Pronouncements
See Note 2 to the condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for further information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and results of operations.
Item 3. Quantitative and Qualitative Disclosures about Market Risk
We are subject to a variety of market-related risks, which broadly includes interest rate risk, credit risk, and inflation risk. These risks may affect our results of operations and cash flows.
Interest Rate Risk
We are exposed to interest-rate risk related to our interest-bearing bank deposits. Adverse changes in interest rates may affect our results of operations. Cash and cash equivalents as of March 31, 2023 was $64.2 million. Hypothetically, if our cash and cash equivalents remain the same and if the interest rate changes by 100 basis points, our interest income may change by approximately $0.6 million on a per annum basis.
We have no interest-bearing borrowings as of March 31, 2023.
Credit Risk
We are exposed to credit risk from our customers. Our customers may default on their obligations to us due to bankruptcy, lack of liquidity or other reasons. Although we regularly review our credit exposure to our customers, default risk may arise from events or circumstances that are difficult to foresee. We rely primarily on the creditworthiness of our customers and have limited recourse for collection. Our inability to assess creditworthiness of our customers could adversely affect our operating results and cash flows.
Inflation Risk
High inflation may affect our operating results and cash flows. However, we do not believe that inflation had a material impact on our operating results and cash flows during the three months ended March 31, 2023. If our costs become subjected to significant inflationary pressures, we may not be able to fully offset such higher costs through increase in prices of products we sell.
Item 4. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
Our management, with the participation and supervision of our Chief Executive Officer and our Chief Financial Officer, have evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act as of the end of the period covered by this Quarterly Report on Form 10-Q. Our disclosure controls and procedures are designed to ensure that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Based on such evaluation, our Chief Executive Officer and our Chief Financial Officer have concluded that our disclosure controls and procedures were not effective because of the material weaknesses in internal controls over financial reporting identified during the years ended December 31, 2022 and 2021 that have not been remediated as of March 31, 2023. Based on additional procedures and post-closing review, management concluded that the condensed consolidated financial statements included in this Quarterly Report on Form 10-Q present fairly, in all material respects, our financial position, results of operations, and cash flows for the periods presented, in conformity with accounting principles generally accepted in the United States.
Remediation Plan for Material Weaknesses
Our management identified material weaknesses in our internal controls over financial reporting during the years ended December 31, 2022 and 2021. Those material weaknesses pertained to (i) inadequate design and maintenance of effective internal controls over our financial reporting and close process, which specifically relate to the inadequate controls on our review, analysis and approval of journal entries, and review of monthly financial statements; and (ii) lack of segregation of duties.
Our management performed the following remediation efforts, which are in progress as of March 31, 2023:
•increased the size of our accounting team by hiring permanent employees for key roles to allow for improved segregation of duties;
•enhanced and improved our monthly close process, including establishing a close schedule and close checklists, as well as implementing review and reconciliation processes including performing detailed review and validation of journal entries, and implementing software to assist with financial reporting; and
•engaged an external specialist to assist in performing a risk assessment to identify key areas for improvement in accounting and financial reporting.
Our management believes that the remediation efforts described above will enable us to address the material weaknesses that were identified in a timely manner, maintain a properly designed and effective system of internal controls over financial reporting, and provide appropriate segregation of duties. Our remediation efforts are in progress as of March 31, 2023. We will not be able to demonstrate that the material weaknesses have been fully remediated, or that our controls are operating effectively, until we complete our remediation efforts. We will continue to evaluate the effectiveness of our internal control over financial reporting and will continue to make changes that we believe will strengthen our internal control over financial reporting to ensure that our financial statements continue to be fairly stated in all material respects.
Changes in internal control over financial reporting
Except for the activities taken related to the remediation of the material weaknesses described above, there were no changes in our internal control over financial reporting identified in connection with the evaluation required by Rules 13a-15(d) and 15d-15(d) of the Exchange Act that occurred during the quarter ended March 31, 2023 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II - Other Information
Item 1. Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.
Item 1A. Risk Factors
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties described below, together with all of the other information in this Quarterly Report on Form 10-Q, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes thereto included elsewhere in this Quarterly Report on Form 10-Q. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations and prospects could be adversely affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment.
Summary of Risk Factors
Some of the material risks that we face include:
•If our batteries fail to perform as expected, our ability to develop, market and sell our batteries would be adversely affected.
•We may not succeed in developing a new high-volume manufacturing line that meets our requirements for cell quality, yield, throughput and other performance metrics.
•We may not meet our manufacturing cost targets, which would limit the size of our market opportunities.
•Our establishment of a volume manufacturing facility is subject to many risks, including, among others, risks relating to executing a definitive lease agreement, re-zoning, construction, permitting, delays, cost overruns, supply chain constraints, and operating in a new geographic area away from our current headquarters.
•We may not succeed in retaining and attracting key employees, particularly technical talent, needed to operate and build our business successfully.
•We may encounter delays and technical obstacles in developing new battery products such as different cell formats to meet varied market requirements.
•Certain components of our batteries are hazardous and pose safety risks that may cause accidents in our manufacturing facility.
•We may be subject to financial and reputational risks due to product recalls and product liability claims, and we could face substantial liabilities that exceed our resources.
•We may not be able to accurately estimate the future supply and demand for our batteries, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.
•The battery market is intensely competitive. Competitors include new entrants and established companies, many of which have significantly greater resources than us.
•Our future sales opportunities depend in part on the growth of markets for battery-powered aviation applications. These applications may develop slower or at a size that is less than expected, to the extent they develop at all.
•Developments in alternative technology or other fossil fuel alternatives may adversely affect the demand for our battery products.
•We have pursued and may continue to pursue development agreements and other strategic alliances, which could have an adverse impact on our business if they are unsuccessful.
•We may require additional capital to support business growth, and this capital might not be available on commercially reasonable terms or at all.

•We are an early stage company with a history of financial losses and expect to incur significant expenses and continuing losses for the foreseeable future.
•We may not be able to complete the merger transaction with Amprius Holdings, thereby not allowing us to realize the potential benefits associated with the transaction, and we could continue to incur significant costs, expenses and fees for professional services and other transaction costs in connection with the merger for which we will have received little or no benefit if the merger is not completed.
•We have previously identified material weaknesses in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our stock price, business and operating results.
•A significant portion of our business depends on sales to the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.
•We rely heavily on our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.
•We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.
•Our operations expose us to litigation, environmental and other legal compliance risks. Compliance with laws and regulations can be expensive, and our failure to comply with these laws and regulations may result in monetary damages and fines, adverse publicity and a material adverse effect on our business.
•We are or will be subject to anti-corruption and anti-bribery and anti-money laundering and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.
•Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could cause the market price of our common stock to drop significantly, even if our business is doing well.
•There is no guarantee that our warrants will be in the money at the time they become exercisable, and they may expire worthless.
Risks Related to Our Technology, Products and Manufacturing
If our batteries fail to perform as expected, our ability to develop, market and sell our batteries would be adversely affected.
Our batteries may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls and design changes. Our batteries are inherently complex and incorporate technology and components that have not been used for certain applications and that may contain defects and errors, particularly when first introduced to such applications. Although our batteries undergo quality control testing prior to release for shipment, there can be no assurance that we will be able to detect and fix all defects prior to shipment, and nonconformances, defects or errors could occur or be present in batteries that we release for shipment to customers. If our batteries fail to perform as expected, our customers may delay deliveries, our customer may terminate orders or we may initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, financial condition, prospects and results of operations.
Our battery architecture is different from our peers’ and may behave differently in customer use applications, certain applications of which we have not yet evaluated. This could limit our ability to deliver to certain applications. In addition, our historical data on the performance and reliability of our batteries is limited, and therefore our batteries could fail unexpectedly in the field resulting in significant warranty costs or brand damage in the market. Further, the silicon anode structure of our battery is different from traditional lithium-ion batteries and therefore our batteries could be susceptible to different and unknown failure modes leading our batteries to fail and cause a safety event in the field. Such an event could result in the failure of our end customers’ product as well as the loss of life or property, resulting in severe financial penalties for us, including the loss of revenue, cancellation of supply contracts and the inability to win new business due to reputational damage in the market. In addition, some of our supply agreements require us to bear certain costs relating to recalls and replacements of end products when such recalls and replacements are due to defects of our battery products that are incorporated in such end products.
We may not succeed in developing a new high-volume manufacturing line that meets our requirements for cell quality, yield, throughput and other performance metrics. Additionally, assuming we are able to develop a high-volume manufacturing line, it may be unreliable, require regular and significant maintenance and could be capital and resource intensive to operate.
To date, we have manufactured on a kWh-scale capacity. Our ability to manufacture our batteries at scale depends on the successful development of an automated, high-volume manufacturing line for our silicon anode that meets our requirements for cell quality, throughput, yield, and other performance metrics. Currently, we do not have a manufacturing line capable of producing our silicon anode batteries at scale. As part of our manufacturing expansion plans, in addition to designing and building a GWh-scale manufacturing facility, we are in the process of developing an automated, high-volume manufacturing line.
Although we have received our first large-scale anode production machine, we are customizing the machine for our production processes and must then complete tuning and testing before the machine goes online for production purposes. There is no guarantee that the customization, development and implementation of this manufacturing line will be successful. In addition, there is no guarantee that we will be able to correspondingly expand our manufacturing capacity for other battery components following the installation and implementation of such large-scale anode production machine. We and our potential suppliers and other equipment vendors may encounter significant engineering challenges, performance issues, delays, unforeseen development costs and other obstacles in building the high-volume manufacturing line, and if we are not successful, or if we encounter significant delays, our business, financial condition, prospects and results of operations would be adversely affected.
In addition, in order for us to produce our batteries at scale and at a cost advantage, we must achieve levels of quality, throughput, and yield demonstrated for mature battery production. As we have not produced our batteries at scale, our ability to achieve such rates is untested and subject to significant constraints and uncertainties. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, failures by suppliers to deliver necessary components of our batteries in a timely manner and at prices and volumes acceptable to us, environmental hazards and remediation costs, costs associated with commissioning of machines, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fires, seismic activity and natural disasters, and problems with equipment vendors. Should operational risks materialize, they may result in lower yield, which would negatively affect our revenue growth and profitability.
Additionally, the development of the manufacturing line will require us to make intensive capital expenditures before we are able to benefit from such development. The manufacturing line may also suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Further, unexpected equipment malfunctions may significantly affect the intended operational efficiency, thus materially and adversely affecting our business, financial condition, prospects and results of operations.
We may not meet our manufacturing cost targets, which would limit the size of our market opportunities.
We will require significant capital to develop and grow our business and expect to incur significant expenses, including those relating to the expansion of our manufacturing capacity, development of our high-volume manufacturing line, raw material procurement, leases, sales and distribution as we build our brand and market our batteries, and general and administrative costs. Our profitability will not only depend on our ability to successfully market our batteries, but also our ability to control our costs. Some of the processes in the manufacturing of our silicon anodes require chemical vapor deposition, or CVD, for which equipment is more costly than those involved in standard anode production techniques. If we are unable to cost efficiently design, manufacture, market, sell and distribute our batteries, our margins, profitability and prospects would be materially and adversely affected. We have not yet commenced high-volume production of our batteries, and any cost advantage for the production of our batteries at scale, compared to conventional lithium-ion batteries, will require us to manufacture at rates of cell quality, throughput, and yield demonstrated for mature batteries and battery material that we have not yet achieved. If we are unable to achieve these targeted rates, our business will be adversely impacted.

We rely on, and will continue to rely on, complex equipment for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.
We rely heavily on, and will continue to rely heavily on, complex equipment for our operations and the production of our batteries, which involves a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing equipment consists of many components, which may suffer unexpected malfunctions from time to time and may depend on repairs and spare parts to resume operations, which may not be available when needed. Problems with our manufacturing processes could result in the loss of manufacturing equipment, damage to manufacturing facilities, monetary losses, delays, unanticipated fluctuations in production and personal injury to or death of workers. Should these precautions be inadequate or an event be larger than expected, we could have significant equipment or facility damage that would impact our ability to deliver our battery products and require additional cash to recover. In addition, in some cases, operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. Any of these operational problems, or a combination of them could have a material adverse effect on our cash flows, business, financial condition, prospects or results of operations.
Furthermore, manufacturing technology may evolve rapidly, and we may decide to update our manufacturing processes more quickly than expected. Moreover, as we scale the commercial production of our batteries, our experience may cause us to discontinue the use of already installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and our results of operations could be negatively impacted.
Our establishment of a volume manufacturing facility is subject to many risks, including, among others, risks relating to executing a definitive lease agreement, re-zoning, construction, permitting, delays, cost overruns, supply chain constraints, and operating in a new geographic area away from our current headquarters.
We currently operate only at a kWh-scale manufacturing capacity. As part of our manufacturing expansion plans, we are in the process of designing a GWh-scale manufacturing facility for our batteries, concurrently with the development of our high-volume manufacturing line for our silicon anode. We may not be successful in establishing our GWh-scale manufacturing facility. On April 15, 2023, we entered into a lease agreement for premises consisting of approximately 774,000 square feet of space located in Brighton, Colorado, and we are in the process of designing and building our GWh-scale manufacturing facility on these premises. The current zoning for this site does not allow for manufacturing our batteries. As such, the landlord is in the process of applying to re-zone the site for our planned development and use. While we expect the re-zoning to be completed by September 2023, the re-zoning application may not be approved and we may not be able to obtain the necessary licenses or permits for the manufacturing facility, which will delay the expected timing for our GWh-scale manufacturing facility. Until the re-zoning is complete, we will not be able to apply for permits required to repurpose the facility for manufacturing. Furthermore, if the re-zoning process is unsuccessful, we expect that we would terminate the lease in accordance with its terms and recommence our search for an alternate location for our expansion efforts, which will delay our operational timeline.
In addition, we will need to operate the manufacturing facility in a new geographic area away from our current headquarters. Our potential suppliers and other equipment vendors may also encounter delays, additional costs, and other obstacles in building our manufacturing line, which are currently unknown. Additionally, although we have tested and validated the performance of our products on one supplier’s platform, there is uncertainty as to whether our planned manufacturing line will be successful. If we fail to complete the construction in an efficient manner, or fail to recruit the required personnel and generally manage our growth effectively, large-scale production of our batteries could be curtailed or delayed.
Achieving capacity at commercial scale of high energy density lithium-ion batteries will require us to make significant and increasing capital expenditures to scale our production capacity and improve our supply chain processes. Further, because our silicon anode process requires different equipment than traditional anode manufacturing, our capital equipment costs are likely to be higher than equipment used for production of graphite anodes. Based on our current expectations, we estimate that our capital equipment expenditures will range between $120.0 million and $150.0 million to achieve 1.0 GWh per year of manufacturing capacity. The actual costs and time to complete our silicon anode process may materially exceed such estimates, if we are able to at all. Even if we are successful in the establishment of the new facility, our manufacturing capabilities could be affected by cost-overruns, unexpected delays, equipment failures, supply chain constraints, natural disasters, including earthquakes, fire, floods and typhoons, power failures, telecommunications failures, break-ins, war, riots, terrorist attacks and numerous other factors that could prevent us from realizing the intended benefits of our manufacturing strategy, or cause the loss or corruption of data or malfunctions of software or hardware, and have a material adverse effect on our business.

We may not succeed in retaining and attracting key employees, particularly technical talent, needed to operate and build our business successfully.
Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, particularly technical talent, and as a relatively small company with key talent residing in a limited number of employees, our operations may be severely disrupted if we lost their services. In particular, we are highly dependent on the services of Dr. Kang Sun, our Chief Executive Officer, and other senior technical and management personnel, including our executive officers, who would be difficult to replace.
If Dr. Sun or any other key personnel were to depart, we may not be able to successfully attract and retain senior leadership necessary to grow our business. As we build our brand and become better known, there is increased risk that competitors or other companies will seek to hire our personnel. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects.
In addition, designing, building and operating our new manufacturing facility and large-scale production tools will require us to hire highly skilled personnel, including battery factory design and operations experts. There are currently a limited number of people with this experience in the United States. Recruiting and training skilled engineers, workers and other laborers will take significant cost and time, and an inability to do so timely or at all would inhibit the successful design, build-out and operation of the new manufacturing facility, thus negatively affecting our business and our results of operations.
Certain of our officers and Board of Directors provide services to Amprius Holdings and other entities formerly affiliated with Amprius Holdings.
Certain of our officers and Board of Directors provide services to Amprius Holdings. Also, Dr. Kang Sun, our Chief Executive Officer, serves on the boards of certain entities that were formerly affiliated with Amprius Holdings. As a result, there could be competition for the time and effort of these individuals and potential conflicts of interests in our transactions with such entities. If such officers and directors do not devote sufficient attention to the management and operation of our business or if such conflicts of interest are not resolved, our business and financial results may suffer.
We may encounter delays and technical obstacles in developing new battery products such as different cell formats to meet varied market requirements.
Our customers often require unique battery configurations or custom designs for their products. Once we enter into contracts with customers to produce batteries for their products, we expect to tailor the design of our batteries specifically to the products that these customers manufacture. This development process requires not only substantial lead time between the commencement of design efforts for customized batteries and the commencement of volume shipments of the battery cells to the customer, but also the cooperation and assistance of the customer in order to determine the requirements for each specific application. Technical problems may arise that affect the acceptance of our battery products by the customers. Our ability to tailor our batteries to meet the needs of our customers is affected by whether we can, amongst other things:
•receive and maintain necessary intellectual property protections;
•obtain governmental approvals and registrations;
•comply with governmental regulations;
•further develop and refine our technology; and
•anticipate customer needs and preferences successfully.
If we are unable to design and develop new battery products that meet our customers’ requirements, we may lose opportunities to obtain purchase orders, and our reputation and prospects may be damaged.
Certain components of our batteries are hazardous and pose safety risks that may cause accidents in our manufacturing facility. We may be subject to financial and reputational risks due to product recalls and product liability claims, and we could face substantial liabilities that exceed our resources.
Due to the high energy density inherent in lithium-ion batteries, our batteries can pose certain safety risks, including the risk of fire. Accidents causing death or personal injury or property damage, can occur, and no high energy density battery will ever be 100% safe. For example, under certain abuse conditions, lithium-ion batteries can go into thermal runaway, which can result in fire. Although we incorporate safety procedures in the research, development, manufacture and transportation of batteries that are designed to minimize safety risks, the manufacture or use of our battery products may still cause accidents. Any accident, whether occurring at our manufacturing facilities or from the use of our battery products, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damage.
In addition, due to the harsh environments in which batteries are used—extremely low temperature and pressure, and combat for military applications—our batteries go through rigorous testing to ensure safe behavior under abuse-case conditions. Although such tests have been successful to date, we cannot assure you such tests will be successful in the future. If we have to make design changes to address any safety issues, we may have to delay or suspend our planned production, which could materially damage our brand, business, financial condition, prospects and results of operations.
Product liability claims, even those without merit or those that do not involve our battery products, could harm our business, financial condition, prospects and results of operations.
A successful product liability claim against us, resulting from safety issues or otherwise, could require us to pay a substantial monetary award. We may not be able to cover any substantial monetary judgment against us. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our battery products and could have a material adverse effect on our brand, business, financial condition, prospects and results of operations.
We may not be able to accurately estimate the future supply and demand for our batteries, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.
We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is limited historical basis for making judgments on the demand for our batteries and our ability to develop, manufacture, and deliver our battery products. Our customers’ final purchase orders may not be consistent with our estimates. If we overestimate our requirements, our suppliers may deliver excess inventory, which indirectly would increase our costs and result in unprofitable sales or write-offs. Given that our batteries are often customized to meet our customers’ specifications, they are susceptible to obsolescence due to their limited shelf life. Because we have no history of large-scale production, we may also be unable to forecast accurately the pace of manufacturing or the take-up of our battery products by our customers.
If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our battery products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of battery components in a timely manner, the delivery of our batteries to our potential customers could be delayed, which would harm our business, financial condition and results of operations. Producing additional battery products to make up for any shortages within a short time frame may be difficult, making us unable to fulfill the purchase orders, especially due to the customized nature of our batteries. In either case, our business, financial condition, prospects and results of operations may be adversely affected.
We may not be able to establish supply relationships for necessary materials, components or equipment or may be required to pay more than anticipated for components or equipment, which could negatively impact our business.
We rely on third-party suppliers for components necessary to develop and manufacture our batteries, including key supplies such as our silane gas, substrate foil, electrolytes, separators, and cathode materials. We face risks relating to the availability of these materials and components, including that we will be subject to demand shortages and supply chain challenges and generally may not have sufficient purchasing power to eliminate the risk of price increases for the raw materials and lines we need. For example, we expect to procure the silane gas needed for our manufacturing from one vendor, a global supplier of silane and silicon materials; however, we expect that they may not be able to supply the volume required for highly scaled production. We are also in the process of collaborating with other key suppliers but have not yet entered into agreements for the supply of scaled production quantities of these materials. To the extent that we are unable to enter into commercial agreements with these suppliers on beneficial terms, or these suppliers experience difficulties ramping up their supply of materials to meet our requirements, high-volume production of our batteries will be delayed and we will not be able to meet our production timelines.

Separately, we may be subject to various supply chain requirements regarding, among other things, conflict minerals and labor practices. We may be required to incur substantial costs to comply with these requirements, which may include locating new suppliers to replace existing ones. We may not be able to find any new suppliers for certain raw materials or components required for our operations, or such suppliers may be unwilling or unable to provide us with products.
We expect to incur significant costs related to procuring materials required to manufacture and assemble our batteries. We expect to use various materials in our batteries that will require us to negotiate purchase agreements and delivery lead-times on advantageous terms. We may not be able to control fluctuation in the prices for these materials or negotiate agreements with suppliers on terms that are beneficial to us. Substantial increases in the prices for our raw materials, or our inability to reduce our raw material costs as we scale, would negatively impact our prospects.
Any disruption in the supply of components or materials could temporarily disrupt research and development activities or production of our batteries until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Any of the foregoing could materially and adversely affect our business, financial condition, prospects and results of operations.
We are actively monitoring the impacts of Russia’s invasion of Ukraine and continuing to assess its potential to adversely affect our business. Our business has not been directly impacted by this ongoing military conflict, as we have no assets or operations, and we have not purchased materials from, Russia, Belarus or Ukraine. To date, we have not experienced any material disruption in our business. Accordingly, we have not yet taken measures to mitigate potential adverse effects of such conflict. However, the length and outcome of Russia’s invasion of Ukraine is highly unpredictable. The conflict may continue to cause significant market and other disruptions, including significant volatility in commodity prices, supply of components and supply chain interruptions, which could adversely and adversely affect our business, financial condition, prospects and results of operations.
Currency fluctuations, geopolitics, trade barriers, embargoes, tariffs or shortages and other general economic or political conditions may limit our ability to obtain key components for our batteries or significantly increase freight charges, raw material costs and other expenses associated with our business, which could materially and adversely affect our business, financial condition, prospects and results of operations.
Risks Related to Our Business and Industry
The battery market is intensely competitive. Competitors include new entrants and established companies, many of which have significantly greater resources than us. Our battery products must compete with advances in new battery chemistries and manufacturing methods as well as continued improvements in conventional batteries and battery anodes.
The battery market in which we compete continues to evolve rapidly and is highly competitive. To date, we have focused our efforts on our silicon anode technology, which is designed to outperform conventional lithium-ion battery technology and other battery technologies. However, lithium-ion battery technology has been widely adopted and our current competitors have, and future competitors may have, greater resources than us and may also be able to devote greater resources to the development of their current and future technologies. These competitors also may have greater access to customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, lithium-ion battery manufacturers may make improvements in energy density faster than they have historically, continue to reduce cost and expand supply of conventional batteries and therefore reduce our energy density advantage and price premium, which would negatively impact the prospects for our business or negatively impact our ability to sell our battery products at a market-competitive price and with sufficient margins.
There are a number of companies seeking to develop alternative approaches to lithium-ion battery technology. We expect competition in battery technology to intensify. Developments in alternative technologies or improvements in batteries technology made by competitors may materially adversely affect the sales, pricing and gross margins of our batteries. If a competing technology is developed that has superior operational or price performance, our business will be harmed. If we fail to accurately predict and ensure that our battery technology can address customers’ changing needs or emerging technological trends, or if our customers fail to achieve the benefits expected from our silicon anode technology, our business will be harmed.
We expect to commit significant resources to scale our battery manufacturing capacity and maintain a competitive position, and these commitments may be made without knowing whether such investments will result in products potential customers will accept. There is no assurance we will successfully identify new customer requirements, develop and bring our batteries to market on a timely basis, or that products and technologies developed by others will not render our batteries obsolete or noncompetitive, any of which would adversely affect our business, financial condition and results of operations.
Customers will be less likely to purchase our batteries if they are not convinced that our business will succeed in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed in the long term. Accordingly, in order to build and maintain our business, we must maintain confidence among current and future partners, customers, suppliers, analysts, ratings agencies and other parties in our long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, market unfamiliarity with our battery products, any delays in scaling manufacturing, delivery and service operations to meet demand, competition and uncertainty regarding our production and sales performance compared with market expectations.
Our future sales opportunities depend in part on the growth of markets for battery-powered aviation applications. These applications may develop slower or at a size that is less than expected, to the extent they develop at all.
Our growth and future demand for our battery products is dependent in part upon the adoption by consumers of alternative fuel vehicles in general and battery-powered aviation applications in particular. The market for new energy vehicles is still evolving, characterized by changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing consumer demands and behaviors.
Market estimates and growth forecasts are also subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. For example, if the assumptions that we base our market forecasts on, including the continued development and availability of high performance batteries at a competitive price point, OEM investment in aircraft and software, consumer preference and, with respect to electric air transportation, regulatory approval and the requisite infrastructure, are incorrect, this expected growth may occur slower than expected, if it occurs at all. If the market for battery-powered applications in general does not develop as expected, or develops more slowly than expected, our business, financial condition, prospects and results of operations could be harmed.
Developments in alternative technology or other fossil fuel alternatives may adversely affect the demand for our battery products.
Significant developments in alternative technologies, such as fuel cell technology, advanced diesel, ethanol or natural gas, or breathing batteries, may materially and adversely affect our business, financial condition, prospects and results of operations in ways that we may not currently anticipate. Existing and other battery technologies, fuels or sources of energy may emerge as customers’ preferred alternatives to our battery products. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative products, which could result in decreased revenue and adversely affect our prospects.
Our research and development efforts may not be sufficient to adapt to changes in alternative fuels or aviation and EV technology. As technologies evolve, we plan to develop more efficient manufacturing processes, and advanced battery chemistry, which may also negatively impact the adoption of our other battery products. However, we may not compete effectively with alternative systems if we are not able to develop, source and integrate the latest technology into our battery products.
We have pursued and may continue to pursue development agreements and other strategic alliances, which could have an adverse impact on our business if they are unsuccessful.
We have entered into development agreements and master supply agreements with certain of our customers, and may in the future enter into similar arrangements and development agreements with our customers, including with Airbus and the U.S. Army. While offering potential benefits, these strategic alliances with OEMs and others could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by our partners and costs of establishing and maintaining new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of our partners and, to the extent any of them suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with them. For example, if we rely on our partners’ manufacturing facilities, those operations would be outside of our control. We could experience delays if our partners do not meet agreed-upon timelines or experience capacity constraints, and in turn, we could lose customers and face reputational harm.
Our ability to grow will depend, in part, on our ability to contract with aviation and EV OEMs to incorporate our batteries in their products, which will require significant time and expense, and may not come to fruition.
Our success, and our ability to increase revenue and operate profitably, depends in part on our ability to contract with aviation and EV OEMs. This process will require significant time and resources, especially for incorporation into EVs. For example, EV manufacturers frequently require several years of evaluation prior to incorporating new products, like our batteries, into their EVs. This evaluation process includes, among other things, extensive safety and abuse tests, performance tests and cost modeling. We have not begun this process with any EV manufacturers. Thus, our efforts to expand our manufacturing and sales to OEMs may not be successful, and may never result in products that achieve market acceptance, create additional revenue or become profitable, thus harming our business, financial condition, prospects and results of operations.
Our research and development efforts strive to create products that are on the cutting edge of technology and meeting the evolving requirements of our customers, but competition in our industry is high. To secure acceptance of our battery products, we must also constantly develop and introduce cost-effective, increasingly more scalable silicon anode batteries with enhanced functionality and performance to meet evolving industry standards. If we are unable to retain and grow our existing customer relationships, or convert early trial deployments into meaningful orders, our business, financial condition, prospects and results of operations could be materially adversely affected.
If existing customers do not make subsequent purchases from us or renew their contracts with us, our revenue could decline, and our results of operations would be adversely impacted.
We derive a significant portion of our revenue from existing customers that expand their relationships with us. Increasing the size and number of the deployments of our existing customers is an important part of our growth strategy. We may not be effective in executing this or any other aspect of our growth strategy.
For our customers who individually represent 10% or more of our revenue, three customers together accounted for 76% of our revenue during the three months ended March 31, 2023 and three customers together accounted for 90% of our revenue during the three months ended March 31, 2022. Certain of our customers, including customers that represent a significant portion of our business, have in the past reduced their spend with us or terminated their agreements with us, which has reduced our anticipated future cash receipts or revenue from these customers. It is not possible for us to predict the future level of demand from our larger customers for our battery products, and there can be no assurance that our existing customers will continue to purchase from us.
Achieving renewal or expansion of deployments may require us to increasingly engage in sophisticated and costly sales efforts that may not result in additional sales. In addition, our customers’ decisions to expand the use of our battery products depends on a number of factors, including general economic conditions, the functioning of our batteries, and our customers’ satisfaction with our battery products. If our efforts to expand within our existing customer base are not successful, our business may suffer.
We may require additional capital to support business growth, and this capital might not be available on commercially reasonable terms or at all.
We may need additional capital before we commence production at scale, and it may not be available on acceptable terms, if at all. For example, our capital budget assumes, among other things, that our development timeline progresses as planned and our corresponding expenditures are consistent with current expectations, both of which are subject to various risks and uncertainties, including those described herein, and, as needed, that we are able to utilize the Committed Equity Financing.
More specifically, we expect our capital expenditures and working capital requirements to increase materially in the near future, as we design our automated, high-volume manufacturing line and scale up production. Through this process, we expect our operating expenses will increase substantially on account of increased headcount and other general and administrative expenses necessary to support a rapidly growing company.

As a result, we may need to access the debt and equity capital markets, including through the Committed Equity Financing, to obtain additional financing in the future. However, these sources of financing may not be available on acceptable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including:
•market conditions;
•the level of success with our current manufacturing capabilities;
•our operating performance;
•investor sentiment; and
•our ability to incur additional debt in compliance with any agreements governing our then-outstanding debt.

Additionally, the sale of a substantial number of securities under our Registration Statement on Form S-1 filed with the SEC on September 30, 2022 or to B. Riley Principal Capital II, LLC ("BRPC II") in the Committed Equity Financing, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
Further, the military conflict between Russia and Ukraine, which began in February 2022, has had an adverse impact on the global economy and financial markets. Although our business has not been directly impacted by this ongoing military conflict, as we have no assets or operations, and we have not purchased materials from, Russia, Belarus or Ukraine, it is impossible to predict the extent to which our operations, or those of our customers, suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be material.
In addition, actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, references or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution. If we are unable to generate sufficient funds from operations, raise additional capital or access our existing funds, we may be forced to take actions to reduce our capital or operating expenditures, including by eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, financial condition, prospects and results of operations.
It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to BRPC II, or the actual gross proceeds resulting from those sales.
On September 27, 2022, we entered into a Common Stock Purchase Agreement with BRPC II ("Purchase Agreement"), pursuant to which BRPC II committed to purchase up to $200.0 million of shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement (the “Committed Equity Financing”). The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to BRPC II at our discretion from time to time until January 1, 2025.
We generally have the right to control the timing and amount of any sales of our shares of common stock to BRPC II under the Purchase Agreement. Sales of our common stock, if any, to BRPC II under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to BRPC II all, some or none of the shares of our common stock that may be available for us to sell to BRPC II pursuant to the Purchase Agreement.
As consideration for BRPC II’s commitment to purchase shares of common stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 84,793 shares of common stock (the “Initial Commitment Shares”) to BRPC II. Upon our receipt of total aggregate gross cash proceeds equal to $100.0 million from BRPC II under the Purchase Agreement, we will issue 84,793 additional shares of common stock (collectively with the Initial Commitment Shares, the “Commitment Shares”) to BRPC II. Any shares of common stock issued in the Committed Equity Financing to BRPC II other than the Commitment Shares will be purchased by BRPC II at current market prices less a 3.0% fixed discount. Because the purchase price per share to be paid by BRPC II for the shares of common stock that we may elect to sell to BRPC II under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we elect to sell shares to BRPC II pursuant to the Purchase

Agreement, if any, it is not possible for us to predict, prior to any such sales, the number of shares of common stock that we will sell to BRPC II under the Purchase Agreement, the purchase price per share that BRPC II will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by BRPC II under the Purchase Agreement.
Although the Purchase Agreement provides that we may sell up to an additional $197.6 million of our common stock to BRPC II, only 16,409,222 shares of our common stock were registered for resale under a registration statement on Form S-1 (the “Committed Equity Registration Statement”) filed with the SEC on September 30, 2022 and declared effective by the SEC on December 27, 2022, as amended by Post-Effective Amendment No. 1. If it becomes necessary for us to issue and sell to BRPC II under the Purchase Agreement more than the 16,825,366 shares being registered for resale under the Committed Equity Registration Statement in order to receive aggregate gross proceeds equal to $200.0 million under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by BRPC II of any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective before we may elect to sell any additional shares of our common stock to BRPC II under the Purchase Agreement.
Under the applicable rules of the New York Stock Exchange (the "NYSE"), in no event may we issue to BRPC II under the Purchase Agreement more than the Exchange Cap, unless we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with the applicable NYSE rules. The Exchange Cap is not applicable to issuances and sales of common stock pursuant to VWAP Purchases and Intraday VWAP Purchases that we may effect pursuant to the Purchase Agreement, to the extent such shares of common stock are sold in such VWAP Purchases and Intraday VWAP Purchases (as applicable) at a price equal to or in excess of the applicable “minimum price” (as defined in the applicable listing rules of the NYSE) of the common stock, calculated at the time such VWAP Purchases and Intraday VWAP Purchases (as applicable) are effected by us under the Purchase Agreement, if any, as adjusted to take into account our issuance of the Commitment Shares to BRPC II and our reimbursement of a certain amount of BRPC II’s legal fees and expenses. Moreover, we may not issue or sell any shares of common stock to BRPC II under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by BRPC II and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in BRPC II beneficially owning more than 4.99% of the outstanding shares of common stock.
Any issuance and sale by us under the Purchase Agreement of a substantial number of shares of common stock in addition to the 16,409,222 shares of common stock that were registered for resale by BRPC II under the Committed Equity Registration Statement could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by BRPC II is dependent upon the number of shares of common stock, if any, we ultimately elect to sell to BRPC II under the Purchase Agreement.
Our future growth and success depend in part on our ability to grow our customer base and effectively sell to a wide variety of customers.
Our potential customers are manufacturers of products that tend to be large enterprises or governmental agencies. Therefore, our future success will depend on our ability to grow our customer base and effectively sell to a wide variety of customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our solutions.
Large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.
In addition, if we were unable to maintain or increase our customer retention rates or generate new customers in a cost-effective manner, our business, financial condition and results of operations would likely be adversely affected. We cannot assure you that we will be able to maintain or grow our customer base in a cost-effective way. If we are unable to develop high quality products at scale, or introduce new products, we may fail to attract new customers or lose our existing customers, which could adversely affect our growth and profitability.

Our business model has yet to be tested and any failure to realize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.
There is additional risk associated with new enterprises like Amprius, that are encountering new challenges and issues for the first time, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital requirements of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenue to cover expenditures. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.
It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our business, financial condition, prospects and results of operations could be materially affected.
We are an early stage company with a history of financial losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We have incurred significant operating losses since our inception, including in the comparable periods presented in this Quarterly Report on Form 10-Q. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin scaled production of our batteries.
We expect the rate at which we will incur losses to be significantly higher in future periods as we, among other things: continue to incur significant expenses in connection with building out our high-volume manufacturing facility and manufacturing line; endeavor to hire the experienced scientific, quality-control, and manufacturing personnel needed to operate our scaled manufacturing processes; build up inventories of components for our batteries; increase our sales and marketing activities; develop our distribution infrastructure; and increase our general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.
If we fail to effectively manage our future personnel growth, we may not be able to market and sell our batteries successfully.
Our future success depends upon our ability to grow, and if we are unable to manage our personnel growth effectively, we may incur unexpected expenses and be unable to meet our eventual customers’ requirements, all of which could materially adversely affect our business, financial condition, prospects and results of operations. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our infrastructure, financial and accounting systems, and controls. We must also attract, train and retain a significant number of scientists, engineers, sales and marketing personnel, technical and manufacturing personnel, and management personnel, and the availability of such personnel may be constrained. For more information, see “—We may not succeed in retaining and attracting key employees, particularly technical talent, needed to operate and build our business successfully.”
As we continue to grow, including from the integration of employees and businesses acquired in connection with future acquisitions, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our profitability and our ability to retain and recruit qualified personnel who are essential for our future success. If we do not effectively manage our growth, we may not be able to execute on our growth plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or manufacture high-quality battery products. Additionally, we may not be able to expand and upgrade our infrastructure to accommodate future growth.
Failure to effectively manage our growth could also lead us to over-invest or under-invest in development and operations; result in weaknesses in our infrastructure, systems or controls; give rise to operational mistakes, financial losses, loss of productivity or business opportunities; and result in loss of employees and reduced productivity of remaining employees. Our growth is expected to require significant capital expenditures, which may lower our earnings, and may divert financial resources from other projects such as the development of new products and services. If we are unable to manage our growth effectively, our expenses may increase more than expected, our revenue may not increase or may grow more slowly than expected and we may be unable to implement our business strategy.
We may not be able to complete the merger transaction with Amprius Holdings, thereby not allowing us to realize the potential benefits associated with the transaction, and we could continue to incur significant costs, expenses and fees for professional services and other transaction costs in connection with the merger for which we will have received little or no benefit if the merger is not completed.
On May 10, 2023, we announced the signing of a definitive agreement to effect a merger with Amprius Holdings. There can be no assurance that the merger will occur. The merger is conditioned upon, among other things, the effectiveness of a registration statement and obtaining the approval of a majority of shares held by our stockholders that are not affiliated with either Amprius Holdings or held by any of our directors or officers, and there can be no assurance that these conditions or any other conditions will be satisfied in a timely manner or at all. Failure to satisfy any such condition may result in a material delay in, or the abandonment of, the merger. Any delay in completing the merger may materially adversely affect the timing and benefits that are expected to be achieved from the merger. Further, we will continue to incur significant costs, expenses and fees for professional services and other transaction costs in connection with the merger for which we will have received little or no benefit if the merger is not completed.
We have been, and may in the future be, adversely affected by the global COVID-19 pandemic and/or any other pandemic.
We face various risks related to epidemics, pandemics and other outbreaks, including the recent COVID-19 pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. If a significant portion of our workforce is unable to work due to COVID-19 illness, quarantine or other government restrictions in connection with COVID-19, our operations may be negatively impacted. The spread of COVID-19 has also impacted our potential customers and suppliers by disrupting the manufacturing, delivery and overall supply chain of battery and device manufacturers. As a result, the effects of the COVID-19 pandemic could impact the availability of materials and resources necessary for our operations.
The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, some employees at our headquarters located in Fremont, California were subject to a stay-at-home order from the state government for a period of time. These measures have and may continue to adversely impact our employees and operations and the operations of our suppliers, vendors and business partners, and may negatively impact our sales and marketing activities. In addition, various aspects of our business cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and could adversely affect our future manufacturing plans, sales and marketing activities, business and results of operations. We may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, suppliers, vendors and business partners.
The extent to which the COVID-19 pandemic continues to impact our business, financial condition, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any economic recession that has occurred or may occur in the future.
There are no comparable recent events that may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain.
Certain members of our management do not have experience in operating a public company.
Certain of our executive officers do not have experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our recent transition to being a public company due to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the policies, practices or internal controls over financial reporting required of public companies in the United States. As a result, we may be required to pay higher outside legal, accounting or consulting costs than our competitors, and our management team members may have to devote a higher proportion of their time to issues relating to compliance with the laws applicable to public companies, both of which might put us at a disadvantage relative to competitors.
Our insurance coverage may not be adequate to protect us from all business risks.
We may be subject, in the ordinary course of business, to losses resulting from product liability, accidents, acts of God, and other claims against us, for which we may have no insurance coverage. As a general matter, the policies that we do have may include significant deductibles or self-insured retentions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our business, financial condition and results of operations.
Our cash and cash equivalents could be adversely affected if the financial institutions in which we hold our cash and cash equivalents fail.
We regularly maintain cash balances at third-party financial institutions, including Silicon Valley Bank, in excess of the Federal Deposit Insurance Corporation insurance limit. Silicon Valley Bank’s temporary failure to return certain of our deposits briefly impacted access to our invested cash or cash equivalents, and a similar failure of a depository institution to return these deposits, or if a depository institution is subject to other adverse conditions in the financial or credit markets, could further impact access to our invested cash or cash equivalents and could adversely impact our operating liquidity and financial performance.
We have previously identified material weaknesses in our internal controls over financial reporting. If we are unable to develop and maintain an effective system of internal controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our stock price, business and operating results.
Effective internal control over financial reporting is necessary for us to provide reliable financial reports in a timely manner. In connection with the audit of our financial statements for the years ended December 31, 2022 and 2021, we identified two material weaknesses in our internal control over financial reporting that have not been remediated as of March 31, 2023. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The first material weakness was related to not designing or maintaining an effective control environment specific to the areas of our financial reporting and close process, including ineffective review, analysis and approval of journal entries and ineffective review of monthly financial statements. The second material weakness was related to inadequate segregation of incompatible duties due to the small size of our accounting and finance team.
In order to address these identified material weaknesses, we are in the process of increasing resources within our finance department, including the expansion of our accounting, control and compliance functions to develop and implement continued improvements and enhancements to address the overall deficiencies that led to the material weaknesses. Our management believes that these actions will enable us to address the material weaknesses that were identified in a timely manner and maintain a properly designed and effective system of internal control over financial reporting and provide appropriate segregation of duties. However, these remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other matters we identify. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in internal control over financial reporting or that it will prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate our current material weaknesses or any material weaknesses in the future, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

In addition, it is possible that control deficiencies could be identified by our management, by our independent registered public accounting firm in the future or may occur without being identified. Such a failure could result in regulatory scrutiny and cause investors to lose confidence in our reported financial condition, lead to a default under future indebtedness and otherwise have a material adverse effect on our business, financial condition, cash flow or results of operations.
As a public company, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting for annual reports on Form 10-K that we file with the SEC beginning with Annual Report on Form 10-K for the year ending December 31, 2023. Future assessments will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Eventually, it is possible that our independent registered public accounting firm will also be required to audit the effectiveness of our internal control over financial reporting in future annual reports on Form 10-K to be filed with the SEC. We are required to disclose changes made in our internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. We have begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.
Our ability to utilize our net operating losses, tax credit carryforwards, and certain other tax attributes to offset future taxable income may be subject to certain limitations.
In general, under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards, or NOLs, to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If Legacy Amprius experienced an ownership change at any time since its incorporation, we may already be subject to limitations on our ability to utilize Legacy Amprius’ existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. As a result, even if we earn net taxable income in the future, our ability to use our or Legacy Amprius’ pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to us. Further, because Legacy Amprius and Amprius Holdings were members of a consolidated group for U.S. federal income tax purposes up to the Closing Date, NOLs and other tax attributes of Legacy Amprius are available to be utilized by any member of the consolidated group. Accordingly, our existing NOLs and other tax attributes may not be available to offset future income tax liabilities.
There is also a risk that changes in law or regulatory changes made in response to the need for some jurisdictions to raise additional revenue to help counter the fiscal impact from the COVID-19 pandemic or for other unforeseen reasons, including suspensions on the use of net operating losses, tax credits, and other tax attributes, possibly with retroactive effect, may result in our and Legacy Amprius’ existing net operating losses, tax credits, or other tax attributes expiring or otherwise being unavailable to offset future income tax liabilities. Also, starting in fiscal year 2022, the Tax Cuts and Jobs Act requires taxpayers to capitalize research and development expenditures and to amortize domestic expenditures over five years and foreign expenditures over 15 years. If Congress does not modify or repeal this provision, it may result in the acceleration of future taxable income (and associated income tax liabilities) for us, beginning in fiscal year 2022. Any resulting income tax liabilities may reduce our cash flows beginning in fiscal year 2023.
The Internal Revenue Service (“IRS”) or other taxing authority could assert income tax liability against us, notwithstanding the provisions of the Tax Sharing Agreement.
Under the Tax Sharing Agreement with Amprius Holdings, Amprius Holdings generally would be required to indemnify us for the U.S. federal income tax liabilities of the U.S. federal consolidated group of which Amprius Holdings and Legacy Amprius were members (and any similar consolidated, combined or unitary tax group for state tax purposes) for taxable periods prior to (and including) the Closing Date (a “Consolidated Return Year”). The Tax Sharing Agreement also provides that Amprius Holdings will generally control any tax returns and any tax audits or other proceedings for the taxes addressed by the Tax Sharing Agreement. However, the Tax Sharing Agreement is not binding on the IRS or other state taxing authority, and does not prevent the IRS or other state taxing authority from asserting a tax claim against us or Legacy Amprius for any unpaid income tax liabilities of Legacy Amprius or Amprius Holdings for any Consolidated Return Year. If that were to occur, we would be required to seek indemnification against Amprius Holdings for payment of any amounts on such claims, and Amprius Holdings’ ability to satisfy such claims may depend on whether Amprius Holdings is able to sell sufficient shares of our common stock to satisfy the tax liability.
The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, financial condition, prospects and results of operations.
We currently, and expect to continue to, benefit from certain government subsidies and economic incentives including tax credits, rebates and other incentives that support the development and adoption of clean energy technology. For example, the Inflation Reduction Act of 2022 introduces or extends a number of tax credits to promote clean energy development. We cannot assure you that we will be able to benefit from such programs or that these subsidies and incentive programs will be available to us at the same or comparable levels in the future.
Specifically, in October 2022, we were awarded a $50.0 million cost sharing grant from the U.S. DOE. The cost sharing grant is dependent on the successful negotiation of a final contract, and among the terms to be finalized are the portion of relevant costs that will be covered by the grant. Even if we are able to successfully negotiate a final contract, we may not receive any funding if we are not able to satisfy the terms of the grant, including any matching requirements. In addition, such funding may still be insufficient to complete the project.
In addition, we have received commitments of state and local incentive packages providing approximately $10.0 million in tax incentives relating to our design and buildout of a GWh-scale facility in Brighton, Colorado. Specifically, the Colorado Economic Development Commission approved up to an approximately $5.5 million in Job Growth Incentive Tax Credits for us, over an eight-year period, which are contingent upon us meeting net new job creation and salary requirements. The City of Brighton also approved incentives with a total estimated value of $0.9 million, including a five-year property tax rebate of 100% and a 50% rebate on the city’s use tax collected on construction materials. In addition, the Adams County Regional Economic Partnership approved incentives in the form of tax abatement with performance-based contingencies. If we are not able to enter into a lease agreement on reasonably acceptable terms, our development timeline is delayed or we are not able to achieve the performance-based goals set for the incentives, we may not receive any funding or benefits from the state and local governments of Colorado.
Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, or the reduced need for such subsidies and incentives due to the perceived success of clean and renewable energy products or other reasons, may require us to seek additional financing, which may not be obtainable on commercially attractive terms or at all, and may result in the diminished competitiveness of the battery cell industry generally or our silicon anode battery cells in particular. Any change in the level of subsidies and incentives from which we benefit could materially and adversely affect our business, financial condition, prospects and results of operations.
A significant portion of our business depends on sales to the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.
We currently rely on U.S. government contracts (as a prime contractor or subcontractor) for a material portion of our revenue and to partially fund our research and development activities, and we believe that the success and growth of our business will continue to depend on our successful procurement of government contracts.
Sales to government agencies are subject to a number of challenges and risks. Selling to government agencies can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. We also must comply with laws and regulations relating to the formation, administration, and performance of contracts, which provide public sector customers rights, many of which are not typically found in commercial contracts.
Accordingly, our business, financial condition, prospects and results of operations may be adversely affected by certain events or activities, including, but not limited to:
•changes in fiscal or contracting policies or decreases in available government funding;
•changes in government programs or applicable requirements;
•changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding;
•appeals, disputes, or litigation relating to government procurement, including but not limited to bid protests by unsuccessful bidders on potential or actual awards of contracts to us or our partners by the government;

•the adoption of new laws or regulations or changes to existing laws or regulations;
•influence by, or competition from, third parties with respect to pending, new, or existing contracts with government customers; and
•increased or unexpected costs or unanticipated delays caused by other factors outside of our control, such as performance failures of our subcontractors.
Any such event or activity, among others, could cause governments and governmental agencies to delay or refrain from purchasing our battery products in the future, reduce the size or payment amounts of purchases from existing or new government customers, or otherwise have an adverse effect on our business, financial condition, prospects and results of operations.
Government contracts often also contain provisions and are subject to laws and regulations that provide government customers with additional rights and remedies not typically found in commercial contracts. These rights and remedies allow government customers, among other things, to:
•terminate existing contracts for convenience;
•reduce orders under or otherwise modify contracts;
•for contracts subject to the Truth in Negotiations Act, reduce the contract price or cost where it was increased because a contractor or subcontractor furnished cost or pricing data during negotiations that was not complete, accurate, and current;
•for some contracts, (i) demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data during the contract negotiation process and (ii) reduce the contract price under triggering circumstances, including the revision of price lists or other documents upon which the contract award was predicated;
•decline to exercise an option to renew a multi-year contract;
•claim rights in solutions, systems, or technology produced by us, appropriate such work-product for their continued use without continuing to contract for our services, and disclose such work-product to third parties, including other government agencies and our competitors, which could harm our competitive position;
•prohibit future procurement awards with a particular agency due to a finding of organizational conflicts of interest;
•suspend or debar us from doing business with the applicable government; and
•control or prohibit the export of our battery products and technology.
Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. Current and new regulations or procurement requirements (including, for example regulations regarding counterfeit and corrupt parts, supply chain diligence, mandatory socioeconomic compliance requirements and cybersecurity) or changes to current requirements could increase our costs and risk of non-compliance. Failure to comply with government contracting laws, regulations and contract requirements, or adverse findings from a government audit or investigation can lead to criminal, civil or administrative proceedings (including pursuant to the False Claims Act), termination of contracts, forfeiture of profits, suspension of payments, adverse media coverage, fines and suspension or debarment from doing business with U.S. government agencies, all of which may have an adverse effect on our reputation, business, financial condition, prospects and results of operations.
Our technology and our website, systems, and data we maintain may be subject to intentional disruption, security breaches and other security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact our reputation and future sales. We may be required to expend significant resources to continue to modify or enhance our protective measures to detect, investigate and remediate vulnerabilities to security breaches and incidents. Any actual or alleged failure to comply with applicable cybersecurity or data privacy legislation or regulation could have a material adverse effect on our business, reputation, results of operations or financial condition.
We expect to face significant challenges with respect to information security and maintaining the security and integrity of our systems and other systems used in our business, as well as with respect to the data stored on or processed by these systems. We also anticipate receiving and storing confidential business information of our partners and customers.

Advances in technology, an increased level of sophistication and expertise of hackers, and new discoveries in the field of cryptography can result in a compromise or breach of the systems used in our business or of security measures used in our business to protect confidential information, personal information, and other data. We may be a target for attacks designed to disrupt our operations or to attempt to gain access to our systems or to data that we possess, including proprietary information that we obtain from our partners pursuant to our agreements with them. We also are at risk for interruptions, outages and breaches of our and our outsourced service providers’ operational systems and security systems, our integrated software and technology, and data that we or our third-party service providers process or possess. These may be caused by, among other causes, physical theft, viruses, or other malicious code, denial or degradation of service attacks, ransomware, social engineering schemes, and insider theft or misuse. We have suffered security incidents in the past. In December 2021, we experienced a ransomware incident and notified certain employees of such incident. The security risks we and our outsourced service providers face could also be elevated in connection with the Russian invasion of Ukraine, as we and our outsourced service providers are vulnerable to a heightened risk of cyberattacks from or affiliated with nation-state actors, including retaliatory attacks from Chinese or Russian actors against U.S.-based companies.
The availability and effectiveness of our silicon anode technology and our ability to conduct our business and operations depend on the continued operation of information technology and communications systems, some of which we have yet to develop or otherwise obtain the ability to use. Systems we currently use or may use in the future in conducting our business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security breaches and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. We currently use, and may use in the future, outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as us. Our ability to monitor our outsourced service providers’ security measures is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration, or destruction of personal, confidential, or other data, including data relating to individuals. Some of the systems used in our business will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in our business could result in lengthy interruptions in our service and may adversely affect our reputation, business, financial condition, prospects and results of operations.
Significant capital and other resources may be required in efforts to protect against information security breaches, security incidents, and system disruptions, or to alleviate problems caused by actual or suspected information security breaches and other data security incidents and system disruptions. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities and otherwise seeking to obtain unauthorized access to systems or data, and to disrupt systems, are increasingly sophisticated and constantly evolving. In particular, ransomware attacks have become more prevalent in the industrial sector, which could materially and adversely affect our ability to operate and may result in significant expense.
In addition, we may face increased compliance burdens regarding such requirements with regulators and customers regarding our battery products and also incur additional costs for oversight and monitoring of our supply chain. These additional compliance and logistical burdens are attenuated through our international partnerships. We also cannot be certain that these systems, networks, and other infrastructure or technology upon which we rely, including those of our third-party suppliers or service providers, will be effectively implemented, maintained or expanded as planned, or will be free from bugs, defects, errors, vulnerabilities, viruses, ransomware, or other malicious code. We may be required to expend significant resources to make corrections or to remediate issues that are identified or to find alternative sources.
Any failure or perceived failure by us or our service providers to prevent information security breaches or other security incidents or system disruptions, or any compromise of security that results in or is perceived or reported to result in unauthorized access to, or loss, theft, alteration, release or transfer of, our information, or any personal information, confidential information, or other data could result in loss or theft of proprietary or sensitive data and intellectual property, could harm our reputation and competitive position and could expose us to legal claims, regulatory investigations and proceedings, and fines, penalties, and other liability. Any such actual or perceived security breach, security incident or disruption could also divert the efforts of our technical and management personnel and could require us to incur significant costs and operational consequences in connection with investigating, remediating, eliminating and putting in place additional tools, devices, policies, and other measures designed to prevent actual or perceived security breaches and other incidents and system disruptions. Moreover, we could be required or otherwise find it appropriate to expend significant capital and other resources to respond to, notify third parties of, and otherwise address the incident or breach and its root cause, and most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data.

Further, we cannot assure that any limitations of liability provisions in our current or future contracts that may be applicable would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matter. We also cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover claims related to a security breach or incident, or that the insurer will not deny coverage as to any future claim. The successful assertion of claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our reputation, financial condition, and results of operations.
Additionally, laws, regulations, and other actual and potential obligations relating to privacy, data hosting and other processing of data, data protection, and data security are evolving rapidly, and we expect to potentially be subject to new laws and regulations, or new interpretations of laws and regulations, in the future in various jurisdictions. These laws, regulations, and other obligations, and changes in their interpretation, could require us to modify our operations and practices, restrict our activities, and increase our costs. Further, these laws, regulations, and other obligations are complex and evolving rapidly, and we cannot provide assurance that we will not be subject to claims, allegations, or other proceedings related to actual or alleged obligations relating to privacy, data protection, or data security. It is possible that these laws, regulations, and other obligations may be inconsistent with one another or be interpreted or asserted to be inconsistent with our business or practices. We anticipate needing to dedicate substantial resources to comply with laws, regulations, and other obligations relating to privacy and data security in order to comply. Any failure or alleged or perceived failure to comply with any applicable laws, regulations, or other obligations relating to privacy, data protection, or data security could also result in regulatory investigations and proceedings, and misuse of or failure to secure data relating to individuals could also result in claims and proceedings against us by governmental entities or others, penalties and other liability, and damage to our reputation and credibility, and could have a negative impact on our business, financial condition, prospects and results of operations.
Risks Related to Intellectual Property
We rely heavily on our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.
We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of various intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as contractual protections afforded by license agreements and other agreements, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties. Despite our efforts to protect our proprietary rights, third parties may, without proper authorization, attempt to copy or otherwise obtain and use our intellectual property or be able to design around our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be adequate, sufficient, or effective. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition. Moreover, certain proprietary technology that is stored on computer systems could be penetrated by intruders and potentially misappropriated. There is no guarantee that our efforts to protect our computer systems will be effective. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio.
Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. Further, we have not established our intellectual property rights in all countries in the world, and competitors may copy our designs and technology and operate in countries in which it has not prosecuted our intellectual property. Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, and competitors’ ability to design around our intellectual property would enable competitors to offer similar or better batteries, in each case potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which, would adversely affect our business, financial condition, prospects and results of operations.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.
Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, distribute, or sell our battery products, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of patents or trademarks inquiring whether we are infringing their proprietary rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries, electric motors or electronic power management systems may bring suits alleging infringement by our battery products of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:
•cease selling, incorporating or using products that incorporate the challenged intellectual property;
•pay substantial damages;
•obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or
•redesign our batteries.
We have in the past experienced infringement claims from non-practicing organizations (sometimes referred to as “patent trolls”) filing lawsuits for patent infringement. For example, in December 2020, we settled a patent infringement case against us and agreed to make licensing payments in connection with such settlement. We may be subject to additional infringement claims in the future, and even if we believe such claims are without merit, such claims are time-consuming, expensive to litigate or settle and can divert management’s resources and attention. An adverse determination could require that we pay damages, which could be substantial, or stop using technologies found to be in violation of a third-party’s rights and could prevent us from selling our batteries. In order to avoid these restrictions, we may have to seek a license for the technology. Any such license may not be available on reasonable terms or at all, could require us to pay significant royalties and may significantly increase our operating expenses or otherwise seriously harm our business or operating results.
In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, financial condition, prospects and results of operations could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.
We also license patents and other intellectual property from third parties, and we may face claims that our use of this intellectual property infringes the rights of others. In such cases, we may seek indemnification from our licensors under our license contracts with them. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.
Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our batteries.
Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and is and will be developing our technology. In addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.
Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than what the United States provides. In addition, the claims under any patents that issued to us may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar or limit us from licensing, exploiting, or enforcing any patents issued to us. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect our business, financial condition, prospects and results of operations.
We may obtain licenses on technology that has not been commercialized or has been commercialized only to a limited extent, and the success of our business may be adversely affected if such technology does not perform as expected.
From time to time, we may license from third parties, technologies that have not been commercialized or which have been commercialized only to a limited extent. These technologies may not perform as expected within our silicon anode battery cells and related products. If the cost, performance characteristics, manufacturing process or other specifications of these licensed technologies fall short of our targets, our expected sales, costs, time to market, competitive advantage, future product pricing and potential operating margins may be adversely affected.
Risks Related to Litigation and Regulatory Compliance
Our operations expose us to litigation, environmental and other legal compliance risks. Compliance with laws and regulations can be expensive, and our failure to comply with these laws and regulations may result in monetary damages and fines, adverse publicity and a material adverse effect on our business.
We are subject to a variety of litigation, environmental, health and safety, investment screening and national security laws, and other legal compliance risks. These risks include, among other things, possible liability relating to product liability matters, personal injuries, intellectual property rights, contract-related claims, health and safety liabilities, employment-related liabilities, environmental matters, investment screening and national security laws, and compliance with U.S. and foreign laws, competition laws and laws governing improper business practices.
Our operations in the United States are subject to numerous environmental laws and regulations, including federal, state and local laws and regulations relating to, among other things: water; natural resources; discharges; emissions; chemicals; solid and hazardous waste storage, treatment and disposal; remediation of releases of hazardous materials; and contamination. Compliance with these laws can be difficult and costly. For example, battery life cycle management regulations and regulations governing the transport of batteries may impose substantial requirements on our operations in the United States. Our operations may be required to obtain and comply with environmental permits, many of which may be difficult and expensive to obtain and must be renewed on a periodic basis. A failure to comply with these laws, regulations or permits could result in substantial liabilities, including fines, penalties, the suspension or loss of permits, and possibly orders to cease the non-compliant operations. Our manufacturing process will have hazards such as, but not limited to, hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or manufacturing components, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our brand, finances or ability to operate.
As a business with international reach, we are subject to complex laws and regulations, including investment screening laws, in jurisdictions in which we operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses and payments, and uncertainty relating to laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.
Changes in environmental and climate laws or regulations, including laws relating to greenhouse gas emissions, could lead to new or additional investment in manufacturing designs, subject us to additional costs and restrictions, including increased energy and raw materials costs, and could increase environmental compliance expenditures. We are subject to various environmental laws and regulations on air emission, waste water discharge, solid waste, noise and the disposal of hazardous materials. Cobalt and lithium are toxic materials that are important raw materials in our batteries. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. Under U.S. environmental regulations, we are required to maintain the pollutant emission levels at the facility within the levels prescribed by the relevant governmental authorities and obtain a pollution discharge permit for water and air emissions. Future changes to environmental laws or permit requirements could require us to install new control equipment or otherwise change operations in order to comply with any such change in laws or permit requirements.

In addition, certain laws and regulations require enterprises like us that generate hazardous wastes to engage companies which are licensed and qualified to process the hazardous wastes, and to collect, store, dispose of and transfer the hazardous waste.
If we fail to comply with national and local environmental protection laws and regulations, the relevant governmental authorities may impose fines or deadlines to cure instances of noncompliance, and may even order us to cease operations if we fail to comply with their requirements. In particular, any breach by us in connection with requirements relating to the handling of hazardous wastes may subject us to monetary damages and fines. In addition, if any third party suffers any loss as a result of our pollutant emission practices, our improper handling of hazardous wastes or our noncompliance with environmental regulations, such third parties may seek damages from us.
We cannot assure you that we will be able to comply with all environmental laws and regulations at all times as the environmental legal regime is evolving and becoming more stringent, especially in the United States. Therefore, if these or other governments where we do business impose more stringent regulations in the future, we will have to incur additional substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. If we fail to comply with any of the present or future environmental regulations in any material aspect or cause any loss to any third parties due to our pollutant emission practices, improper handling of hazardous wastes or other environmental noncompliance, we may suffer from negative publicity and may be required to pay substantial fines, pay damages to such third parties, or suspend or even cease operations, all of which may materially and adversely affect our business, financial condition, prospects and results of operations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.
We may be subject to review and enforcement actions under domestic and foreign laws that screen investments and to other national-security-related laws and regulations. In certain jurisdictions, these legal and regulatory requirements may be more stringent than in the United States and may impact battery companies more specifically. As a result of these laws and regulations, investments by particular investors may need to be filed with local regulators, which in turn may impose added costs on our business, impact our operations, and/or limit our ability to engage in strategic transactions that might otherwise be beneficial to us and our investors.
We are subject to a variety of laws and regulations related to the safety and transportation of our batteries. Our failure to comply with these laws and regulations may have a material adverse effect on our business and results of operations.
Many federal, state and local authorities require certification by Underwriters Laboratory, Inc., an independent, not-for-profit corporation engaged in the testing of products for compliance with certain public safety standards, or other safety regulation certification prior to marketing battery cells. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. Our batteries may not meet the specifications required by these authorities. A determination that any of our battery products are not in compliance with these rules and regulations could result in the imposition of fines or an award of damages to private litigants.
In addition, lithium batteries have been identified as a Class 9 dangerous good during transport. To be safely transported (by air, sea, rail or roadways), they must meet various international, national, state and local regulations, including, for example, the provisions laid out in United Nations standard UN 38.3. This standard applies to batteries transported either on their own or installed in a device. UN 38.3 has been adopted by regulators and competent authorities around the world, thus making it a requirement for global market access. Our failure to manage the transportation of our batteries could subject us to increased costs or future liabilities.
Failure to comply with certain health and production safety laws and regulations governing hazardous materials could materially adversely affect our business and results of operations.
In the sourcing of our battery products throughout the world, we process, store, dispose of and otherwise use large amounts of hazardous materials. As a result, we are subject to extensive and evolving health and production safety laws and regulations governing, among other things: the health of our employees and safety production requirements regarding the generation, handling, storage, use and transportation of hazardous materials. Compliance with these laws and regulations results in ongoing costs. Failure to comply with these laws or regulations, or to obtain or comply with the relevant permits, could result in fines, criminal charges or other sanctions by regulators. Furthermore, we may be ordered to rectify a noncompliance within a stipulated deadline; and if we fail to do so, we may be ordered to cease operations. Our ongoing compliance with health and safety laws, regulations and permits could require us to incur significant expenses, limit our ability to modify or expand our facilities or continue manufacturing and make other capital improvements. In addition, private parties, including current or former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us or contained in our batteries.
We are or will be subject to anti-corruption and anti-bribery and anti-money laundering and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.
We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and possibly other anti-bribery and anti-corruption laws and anti-money laundering laws in various jurisdictions in which we conduct, or in the future may conduct, activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit us and our officers, directors, employees, business partners agents, representatives and third-party intermediaries from corruptly offering, promising, authorizing or providing, directly or indirectly anything of value to recipients in the public or private sector.
We may leverage third parties to sell our battery products and conduct our business abroad. We, our officers, directors, employees, business partners agents, representatives and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities. We cannot assure you that all of our officers, directors, employees, business partners agents, representatives and third-party intermediaries will not take actions in violation of applicable law, for which we may be ultimately held responsible. As our international activities and sales expand, our risks under these laws may increase.
These laws also require companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls and compliance procedures designed to prevent any such actions. While we have certain policies and procedures to address compliance with such laws, we cannot assure you that none of our officers, directors, employees, business partners agents, representatives and third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.
Any allegations or violation of the FCPA or other applicable anti-bribery and anti-corruption laws and anti-money laundering laws could subject us to whistleblower complaints, adverse media coverage, investigations, settlements, prosecutions, enforcement actions, fines, damages, loss of export privileges, and severe administrative, civil and criminal sanctions, suspension or debarment from government contracts, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our reputation, business, financial condition, prospects and results of operations. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.
We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate these controls.
Our battery products may be subject to U.S. export control laws and regulations including the Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”), and trade and economic sanctions maintained by the Office of Foreign Assets Control (“OFAC”). As such, an export license may be required to export, reexport, or transfer our battery products to certain countries, end-users, and end-uses. If we were to fail to comply with such U.S. export controls laws and regulations, U.S. economic sanctions, or other similar laws, we could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, and the possible loss of our export or import privileges. Obtaining the necessary export license for a particular sale or offering may not be possible and may be time-consuming and may result in the delay or loss of sales opportunities. Furthermore, U.S. export control laws and economic sanctions prohibit the export of products to certain U.S. embargoed or sanctioned countries, governments, and persons, as well as for prohibited end-uses. Even though we take precautions to ensure that we and our partners comply with all relevant export control laws and regulations, any failure by us or our partners to comply with such laws and regulations could have negative consequences for us, including reputational harm, government investigations and penalties.
Changes in our battery products or changes in export and import regulations in such countries may create delays in the introduction of our products into international markets, prevent our end-customers with international operations from deploying our battery products globally or, in some cases, prevent or delay the export or import of our battery products to certain countries, governments or persons altogether. Any change in export or import laws or regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing export, import or sanctions laws or regulations, or change in the countries, governments, persons, or technologies targeted by such export, import or sanctions laws or regulations, could result in decreased use of our battery products by, or in our decreased ability to export or sell our battery products to, existing or potential end-customers with international operations. Any decreased use of our battery products or limitation on our ability to export to or sell our battery products in international markets could adversely affect our business, financial condition, and results of operations.
We may be subject to U.S. foreign investment regulations which may impose conditions on or limit certain investors’ ability to purchase our stock, potentially making the stock less attractive to investors. Our future investments in U.S. companies may also be subject to U.S. foreign investment regulations.
Certain investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.” Based on its export control classification, our battery technology is considered a “critical technology.”
CFIUS could choose to review past or proposed transactions involving new or existing foreign investors in us or in Amprius Holdings even if a filing with CFIUS is or was not required at the time of the transaction. Any review and approval of an investment or transaction by CFIUS may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS policies and practices are rapidly evolving, and in the event that CFIUS reviews one or more proposed or existing investment by investors, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to such investors. CFIUS could seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing our stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things).
Recent and potential tariffs imposed by the U.S. government or a global trade war could increase the cost of our products, which could have a material adverse effect on our business, financial condition and results of operations.
The U.S. government has and continues to make significant changes in U.S. trade policy and has taken certain actions that could negatively impact U.S. trade, including imposing tariffs on certain goods imported into the United States. In retaliation, China has implemented, and continues to evaluate imposing additional tariffs on a wide range of American products. There is also a concern that the imposition of additional tariffs by the United States could result in the adoption of tariffs by other countries as well, leading to a global trade war. More specifically, the U.S. government has from time to time imposed significant tariffs on certain product categories imported from China. Such tariffs, if expanded to other categories, could have a significant impact on our business, particularly the importation of parts of our batteries and certain production equipment that are manufactured in China. If we attempt to renegotiate prices with suppliers or diversify our supply chain in response to tariffs, such efforts may not yield immediate results or may be ineffective. We might also consider increasing prices to the end consumer; however, this could reduce the competitiveness of our products and adversely affect net sales. If we fail to manage these dynamics successfully, gross margins and profitability could be adversely affected. As of the date of this report, tariffs have not had a material impact on our business, but increased tariffs or trade restrictions implemented by the United States or other countries in connection with a global trade war could have a material adverse effect on our business, financial condition and results of operations. We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the United States and China or other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. Any further deterioration in the relations between the United States and China could exacerbate these actions and other governmental intervention. For example, a future event that created additional U.S.-China tensions could potentially increase the risks associated with the business and operations of U.S.-based technology companies in China.
In June 2022, the import restrictions contained in the Uyghur Forced Labor Prevention Act ("UFLPA") became effective. The UFLPA creates a rebuttable presumption that any goods mined, produced or manufactured, wholly or in part in the Xinjiang Uyghur Autonomous Region (“XUAR”) of China, or produced by a listed entity, were made with forced labor and are not entitled to entry into the United States. If a shipment is detained, importers are required to present clear and convincing evidence that such goods are not made with forced labor. While we do not source goods from the XUAR or from listed parties, because we import from China, there is risk that our ability to import components and products may be adversely affected by the UFLPA.
The U.S. or foreign governments may take additional administrative, legislative, or regulatory action that could materially interfere with our ability to source from or sell products in certain countries. Sustained uncertainty about, or worsening of, current global economic conditions and further escalation of trade tensions between the United States and its trading partners, especially China, could result in a global economic slowdown and long-term changes to global trade, including retaliatory trade restrictions that restrict our ability to operate in China. Any alterations to our business strategy or operations made in order to adapt to or comply with any such changes would be time-consuming and expensive, and certain of our competitors may be better suited to withstand or react to these changes.
From time to time, we may be involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our profitability and financial position.
We may be involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers and suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters and employment matters.
Furthermore, our predecessor, Kensington Capital Acquisition Corp. IV, was a special purpose acquisition company (“SPAC”). SPACs have been subject to increased regulatory oversight and scrutiny, including from the SEC. Any governmental or regulatory investigation or inquiry related to the Business Combination or otherwise could have a material adverse effect on our business and negatively affect our reputation.
It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect our reputation.
Risks Related to Ownership of Our Common Stock
There can be no assurance that we will be able to comply with the continued listing standards of the NYSE.
Our common stock and public warrants are listed on the NYSE under the symbols “AMPX” and “AMPX.W,” respectively. If the NYSE delists our securities from trading on its exchange for failure to meet the listing standards and we are not able to list such securities on another national securities exchange, we expect such securities could be quoted on an over-the-counter market. If this were to occur, we and our stockholders could face significant material adverse consequences including:
•a limited availability of market quotations for our securities;
•reduced liquidity for our securities;
•a determination that our common stock is a “penny stock,” which will require brokers trading our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our common stock;
•a limited amount of analyst coverage; and
•a decreased ability to issue additional securities or obtain additional financing in the future.
Anti-takeover provisions in our certificate of incorporation, Bylaws and Delaware law could make an acquisition of us more difficult, limit attempts by stockholders to replace or remove our management and limit the market price of our common stock.
Our certificate of incorporation (the “Certificate of Incorporation”), Bylaws and Delaware law contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board. These provisions include:
•authorizing “blank check” preferred stock, which could be issued by our Board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock;
•limiting the liability of, and providing indemnification to, our directors and officers;
•prohibiting cumulative voting in the election of directors;

•providing that vacancies on our Board may be filled only by majority of directors then in office of the Board, even though less than a quorum;
•prohibiting the ability of our stockholders to call special meetings;
•establishing an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to the Board;
•dividing directorships of our Board into three classes, each to be elected for a term of three years, so that only one class of directorships is up for election at each annual meeting of the stockholders; and
•specifying that special meetings of our stockholders can be called only by a majority of the Board, the chair of the Board, or our Chief Executive Officer.
These provisions may frustrate or prevent any attempts by stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.
Our Bylaws provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware and the federal district courts of the United States will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our Bylaws provide that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of our directors, officers, or other employees to us or our stockholders; (iii) any action arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or our Bylaws; or (v) any other action asserting a claim that is governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Bylaws further provide that, unless otherwise consented to by us in writing, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Concentration of ownership among our executive officers, directors and affiliates may prevent new investors from influencing significant corporate decisions.
As of March 31, 2023, our executive officers and directors as a group beneficially own approximately 14.9% of the common stock outstanding. Additionally, certain of our executive officers and directors own interests in Amprius Holdings, which owns approximately 77.1% of our common stock outstanding, and certain of our directors are members of Amprius Holdings’ board of directors. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in our management and will make the approval of certain transactions difficult or impossible without the support of these stockholders and of their votes.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.
As a public company, we face increased legal, accounting, insurance, administrative and other costs and expenses that Legacy Amprius did not face as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is likely that we will expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.
Compliance with public company requirements has increased costs and made certain activities more time-consuming. A number of these requirements require us to carry out activities Legacy Amprius had not done previously. For example, our Board has committees that did not exist on the Legacy Amprius board of directors, and we have adopted new internal controls and disclosure controls and procedures. In addition, we are incurring expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. As a public company, it is also more expensive to obtain director and officer liability insurance. The additional reporting and other obligations imposed by these rules and regulations have and will continue to increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to spend money that could otherwise be used on our research and development programs and to achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
We do not expect to declare any dividends in the foreseeable future.
We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.
The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock and warrants would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.
We qualify as an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2027. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our common stock less attractive because we rely on these exemptions, which may result in a less active trading market for our common stock and its price may be more volatile.
Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect to remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250,000,000 as of the prior June 30, or (ii) our annual revenues exceeded $100,000,000 during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700,000,000 as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, comparison of our financial statements with other public companies may be difficult or impossible.
Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could cause the market price of our common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our securities in the public market could occur at any time. For example, we have certain registration right obligations with respect to 104,820,694 shares of our common stock constituting approximately 95.3% of our issued and outstanding common stock as of March 31, 2023 (assuming the exercise in full of all of the warrants registered thereunder), as well as the shares underlying the remainder of our public warrants.
These sales, any future sales of a substantial number of shares of our securities in the public market or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our securities. Despite such a decline in the public trading price, certain securityholders may still experience a positive rate of return on the securities they purchased due to the lower price that they purchased their shares compared to other public investors and be incentivized to sell securities when others are not.
Additionally, we have filed a registration statement to register shares reserved for future issuance under our equity compensation plans and the shares issuable upon exercise of the options outstanding under the Amprius Technologies, Inc. 2016 Equity Incentive Plan, which were an aggregate of 13,971,079 shares of common stock as of March 31, 2023. Subject to applicable securities laws, the satisfaction of any vesting restrictions and the expiration or waiver of the lock-up restrictions contained in our Bylaws, the shares issued thereunder will be available for immediate resale in the public market.
Further, we have filed a resale registration statement covering the resale by BRPC II of shares of our common stock that we may issue to BRPC II from time to time during the term of the Purchase Agreement. The purchase price for the shares that we may sell to BRPC II in the Committed Equity Financing will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall. If and when we do sell shares to BRPC II, after BRPC II has acquired the shares, BRPC II may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to BRPC II by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to BRPC II, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
As of March 31, 2023, approximately 88.7% of our outstanding shares of common stock are subject to lock-up restrictions, which expire on or before September 13, 2023. Sales of our common stock following the expiration of these lock-up restrictions or pursuant to the exercise of registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales could also cause the market price of our common stock to decline if such equity holders sell or are perceived by the market as intending to sell any such securities, and make it more difficult for you to sell your shares of common stock at a time and price that you deem appropriate.

We may issue additional shares of common stock under an employee incentive plan (including the 2022 Equity Incentive Plan and the Employee Stock Purchase Plan), or may issue preferred stock. Any such issuances would dilute the interest of our stockholders and likely present other risks.
We may issue a substantial number of additional shares of common stock under our employee incentive plan (including the 2022 Equity Incentive Plan (the "2022 Plan") and the Employee Stock Purchase Plan (the "ESPP")) or we may issue preferred stock. The issuance of additional securities:
•may significantly dilute the equity interests of our investors;
•may subordinate the rights of our stockholders if preferred stock is issued with rights senior to those afforded our common stock;
•could cause a change in control if a substantial number of securities are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and
•may adversely affect prevailing market prices for our common stock and/or warrants.
Risks Related to Our Warrants
There is no guarantee that our warrants will be in the money at the time they become exercisable, and they may expire worthless.
The likelihood that warrant holders will exercise the warrants and any cash proceeds that we would receive is dependent upon the market price of our common stock. If the market price for our common stock is less than $11.50 per share, in the case of our private warrants and public warrants, or $12.50 per share, in the case of our PIPE warrants, we believe warrant holders will be unlikely to exercise their warrants. There is no guarantee that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.
We may redeem unexpired public warrants prior to their exercise at a time that is disadvantageous to the warrant holders, thereby making the public warrants worthless.
We have the ability to redeem outstanding public warrants or PIPE warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our common stock equals or exceeds $18.00 per share (as may be adjusted), in the case of the public warrants, or $20.00 per share (as may be adjusted), in the case of the PIPE warrants, for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to public warrant or PIPE warrant holders and provided certain other conditions are met. If and when the public warrants or PIPE warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the public warrants or PIPE warrants as set forth above even if the holders are otherwise unable to exercise the public warrants or PIPE warrants. Redemption of the outstanding public warrants or PIPE warrants could force holders (i) to exercise public warrants or PIPE warrants and pay the exercise price therefor at a time when it may be disadvantageous, (ii) to sell public warrants or PIPE warrants at the then-current market price when holders might otherwise wish to hold public warrants or PIPE warrants or (iii) to accept the nominal redemption price that, at the time the outstanding public warrants or PIPE warrants are called for redemption, may be substantially less than the market value of the public warrants or PIPE warrants.
We may amend the terms of the warrants in a manner that may be adverse to holders of warrants with the approval by the holders of at least 50% of the then outstanding warrants. As a result, the exercise price of warrants could be increased, the exercise period could be shortened and the number of shares of common stock purchasable upon exercise of a warrant could be decreased, all without warrant holder approval.
The public warrants and private warrants were issued in registered form under the respective warrant agreements. The Warrant Agreement, dated as of March 1, 2022 (the “Warrant Agreement”), by and among us and Continental Stock Transfer & Trust Company, provides that the terms of the public warrants and private warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants and, solely with respect to any amendment to the terms of the private warrants or any provision of the Warrant Agreement with respect to the private warrants, 50% of the number of the then outstanding private warrants. The Warrant Agreement, dated as of September 14, 2022 (the “PIPE Warrant Agreement”), by and

among us and Continental Stock Transfer & Trust Company, provides that the terms of the PIPE warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then outstanding PIPE warrants to make any change that adversely affects the interests of the registered holders of PIPE warrants. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of such then-outstanding warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 50% of such then-outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of shares of common stock issuable upon exercise of a warrant.
The warrants are exercisable for common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
As of March 31, 2023, outstanding warrants to purchase an aggregate of 47,720,836 shares of common stock are exercisable in accordance with the terms of the warrant agreement governing those securities. The exercise price of the private warrants and public warrants is $11.50 per share, and the exercise price of the PIPE warrants is $12.50 per share. To the extent the warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the holders of common stock and increase the number of shares eligible for resale in the public market. Shares of common stock issuable pursuant to the warrants are not subject to lock-up restrictions. As such, once the warrants are exercised, the holder of such shares issuable upon the exercise of the warrants will be able to resell the shares to the market, subject to other applicable laws. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our common stock. Further, there is no guarantee that the warrants will ever be in the money prior to their expiration, and as such, such warrants may expire worthless.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds
Not applicable.
Item 3. Defaults Upon Senior Securities
Not applicable.
Item 4. Mine Safety Disclosures
Not applicable.
Item 5. Other Information
Not applicable.

Item 6. Exhibits

Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith
2.1†	Agreement and Plan of Merger and Reorganization, dated May 9, 2023, by and among Amprius Technologies, Inc., Amprius, Inc., Combine Merger Sub, Inc. and Combine Merger Sub, LLC	Form 8-K	File No. 001-41314	2.1	May 10, 2023
3.1	Certificate of Incorporation of Amprius Technologies, Inc.	Form 8-K	File No. 001-41314	3.1	September 16, 2022
3.2	Amended and Restated Bylaws of Amprius Technologies, Inc.	Form 8-K	File No. 001-41314	3.1	March 23, 2023
4.1	Specimen Common Stock Certificate	Form 8-K	File No. 001-41314	4.1	September 16, 2022
10.1	Lease Agreement dated April 15, 2023	Form 8-K	File No. 001-41314	10.1	April 19, 2023
31.1	Certification of Principal Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002					X
31.2	Certification of Principal Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002					X
32.1*	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002					X
32.2*	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002					X
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.					X
101.SCH	Inline XBRL Taxonomy Extension Schema Document					X
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document					X
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document					X
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document					X
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document					X
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)					X

† Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be finished to the SEC upon request.
* These certifications furnished in Exhibit 32.1 and 32.2 hereto are deemed to accompany this Quarterly Report on Form 10-Q and are not deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act.

SIGNATURES

Amprius Technologies, Inc.:

May 11, 2023	By:	/s/ Dr. Kang Sun
(Date)		Dr. Kang Sun
President and Chief Executive Officer
(Principal Executive Officer)

May 11, 2023	By:	/s/ Sandra Wallach
(Date)		Sandra Wallach
Chief Financial Officer
(Principal Financial and Accounting Officer)